UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Tyson Foods, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Tyson Foods, Inc.

2210 West Oaklawn Drive

Springdale, Arkansas 72762-6999

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 4, 2005

To Tyson Foods, Inc. Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Tyson Foods, Inc., a Delaware corporation (the “Company”), will be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, February 4, 2005, at 10:00 a.m., local time, for the following purposes:

1.	To elect ten members to the Board of Directors.

2.	To approve an Annual Incentive Compensation Plan for Senior Executive Officers.

3.	To approve the amendment and restatement of the Tyson Foods, Inc. 2000 Stock Incentive Plan such that the grant of stock incentives can qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

4.	To ratify the selection of Ernst & Young LLP, registered public accounting firm, as the Company’s independent auditor for the fiscal year ending October 1, 2005.

5.	To consider and act upon a shareholder proposal regarding the reporting of political contributions.

6.	To consider and act upon a shareholder proposal regarding a sustainability report examining environmental impacts of both Company-owned and contract farms.

7.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on December 10, 2004 will be entitled to attend or vote at the Annual Meeting and any adjournments or postponements thereof. If you plan to attend the Annual Meeting, please bring the Admission Ticket attached to the Proxy Card.

To make it easier for you to vote, internet and telephone voting are available. The instructions attached to your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

The Company’s Proxy Statement is submitted herewith. The Annual Report for the fiscal year ended October 2, 2004 is being mailed to shareholders together with this Notice and Proxy Statement.

By Order of the Board of Directors

R. Read Hudson

Secretary

Springdale, Arkansas

December 30, 2004

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE ANNUAL MEETING.

Tyson Foods, Inc.

2210 West Oaklawn Drive

Springdale, Arkansas 72762-6999

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

On February 4, 2005

SOLICITATION AND REVOCATION OF PROXY

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Tyson Foods, Inc., a Delaware corporation (the “Company”). It is for use only at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, February 4, 2005, at 10:00 a.m., local time, and any adjournments or postponements thereof.

Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

This proxy material is first being mailed to shareholders on or about December 30, 2004.

OUTSTANDING STOCK AND VOTING RIGHTS

As of October 2, 2004, the outstanding shares of the Company’s capital stock consisted of 250,560,172 shares of Class A Common Stock, $0.10 par value (“Class A Common Stock”), and 101,625,548 shares of Class B Common Stock, $0.10 par value (“Class B Common Stock”). The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding at the close of business on December 10, 2004, will vote together as a single class on all matters hereby submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote and each share of Class B Common Stock will entitle the holder to ten votes on all such matters. The stock transfer books of the Company will not be closed.

A majority of votes represented by the holders of the Company’s outstanding Class A Common Stock and Class B Common Stock, treated as a single class, must be present in person or represented by proxy to hold the Annual Meeting. A majority of the votes cast at the Annual Meeting is required to elect any director; approve the Annual Incentive Compensation Plan for Senior Executive Officers (“Board Proposal No. 1”); approve the amendment and restatement of the Tyson Foods, Inc. 2000 Stock Incentive Plan (“Board Proposal No. 2”); ratify the selection of Ernst & Young LLP, registered public accounting firm, as the Company’s independent auditor for the fiscal year ending October 1, 2005; approve the shareholder proposal recommending that the Board implement a policy for the reporting of political contributions (“Shareholder Proposal No. 1”); and approve the shareholder proposal requesting that the Company prepare a sustainability report examining environmental impacts of both Company-owned and contract farms (“Shareholder Proposal No. 2”).

The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked “FOR.” If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD.” If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked “FOR” and indicate the nominee(s) for whom you are withholding the authority to vote by listing such nominee(s) in the space provided. If you checked the box marked “WITHHOLD” your vote will be treated as an abstention and accordingly, your shares will neither be voted for nor against a director but will be counted for quorum purposes.

The enclosed form of proxy also provides a method for shareholders to vote for or against or to abstain from voting with respect to (i) Board Proposal No. 1, (ii) Board Proposal No. 2, (iii) the ratification of the selection of Ernst & Young LLP as independent auditor, (iv) Shareholder Proposal No. 1 and (v) Shareholder Proposal No. 2. By abstaining from voting for any of the foregoing, shares would not be voted either for or against, but would be counted for quorum purposes. While there may be instances in which a shareholder will wish to abstain, the Board encourages all shareholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible.

Brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” Broker non-votes will be treated in the same manner as abstentions for voting and quorum purposes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of October 2, 2004, regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned		Percent of Class

Don Tyson and Tyson Limited Partnership 2210 West Oaklawn Drive Springdale, AR 72762-6999	Class B Common Stock	101,598,560	(1)	99.97%

Barclays PLC 54 Lombard Street London, England EC3P 3AH	Class A Common Stock	31,965,400	(2)	12.76%

Goldman Sachs Group, Inc. 85 Broad St. New York, NY 10004	Class A Common Stock	19,187,781	(3)	7.66%

Archer-Daniels-Midland Company 4666 Faries Parkway Decatur, IL 62525	Class A Common Stock	15,142,940	(4)	6.04%

(1)

Includes 750,000 shares of Class B Common Stock owned of record by Don Tyson, a director of the Company; 91,848,560 shares of Class B Common Stock owned of record by the Tyson Limited Partnership, a Delaware limited partnership (the “Tyson Limited Partnership”); 3,000,000 shares of Class B Common Stock owned of record by TLPCRT, LP, a Delaware limited partnership controlled by the Tyson Limited Partnership; and 6,000,000 shares of Class B Common Stock owned of record by TLP Investment, LP, a Delaware limited partnership controlled by the Tyson Limited Partnership. Don Tyson has approximately a 54% combined interest as a general and limited partner in the Tyson Limited Partnership and the Randal W. Tyson Testamentary Trust has approximately a 45% interest as a limited partner in the Tyson Limited Partnership. Barbara A. Tyson, the widow of Randal W. Tyson and a director of the Company, has limited dispositive power with respect to, and is the principal income beneficiary of, the Randal W. Tyson Testamentary Trust. John Tyson, Chairman and Chief Executive Officer of the Company, is one of the contingent beneficiaries of such trust. The managing general partner of the Tyson Limited Partnership is Don Tyson. The other general partners, who have approximately a 1% interest in the Tyson Limited Partnership, are Leland E. Tollett, a director of the Company; Barbara A. Tyson; John Tyson; James B. Blair and Harry C. Erwin, III. Don Tyson, as managing general partner, has the exclusive right, subject to certain restrictions, to do all things on behalf of the Tyson Limited Partnership necessary to manage, conduct, control and operate the Tyson Limited Partnership’s business, including the right to vote all shares or other securities held by the Tyson Limited Partnership, as well as the right to mortgage, pledge or grant security interests in any assets of the Tyson Limited Partnership. The Tyson Limited Partnership terminates December 31, 2040. Additionally, the Tyson Limited Partnership may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the Tyson Limited Partnership will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the Tyson Limited Partnership will not be in the best interest of the partners, (ii) an election to dissolve the Tyson Limited Partnership by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners, and (iii) the sale of all or substantially all of the Tyson Limited Partnership’s assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause a dissolution of the Tyson Limited Partnership. Upon dissolution of the Tyson Limited Partnership, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the Tyson Limited Partnership assets. In addition to Don Tyson’s direct and indirect interest in the Class B Common Stock, he is also the beneficial owner of 117,805 shares of Class A Common Stock, as described in the Security Ownership of Management table.

(2)	Based solely on information obtained from a Form 13F filed by Barclays PLC (“Barclays”) with the Securities and Exchange Commission (“SEC”) on or about November 12, 2004. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Barclays’s Form 13F.
(3)	Based solely on information obtained from a Form13F filed by Goldman Sachs Group, Inc. (“GSG”) with the SEC on or about November 15, 2004. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in GSG’s Form 13F.
(4)	Based solely on information obtained from a Form 13D filed by Archer-Daniels-Midland Company (“ADM”) with the SEC on or about October 9, 2001. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in ADM’s Form 13D.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock, as of October 2, 2004, by the Company’s directors, nominees for election as directors, named executive officers and by all directors and executive officers as a group:

Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned(1)	Percent of Outstanding Class A Common Stock	Shares of Class B Common Stock Beneficially Owned(1)	Percent of Outstanding Class B Common Stock	Aggregate Voting Percentage
Don Tyson(2)	117,805	*	101,598,560	99.97%	80.21%
John Tyson(3)	2,831,153	1.13%			*
Richard L. Bond	1,523,288	*			*
Greg W. Lee	923,607	*			*
Eugene D. Leman	380,488	*			*
Dennis Leatherby	93,119	*			*
Leland E. Tollett(3)	3,398,034	1.36%			*
Barbara A. Tyson(3)	167,095	*			*
Lloyd V. Hackley	13,510	*			*
Jo Ann R. Smith	6,932	*			*
Jim Kever	2,621	*			*
David A. Jones	2,492	*			*
Albert C. Zapanta	-0-	*			*
All Directors and Executive Officers as a Group (15 persons)	9,494,048	3.79%	101,598,560	99.97%	80.95%

*	Indicates percentage of less than 1%.
(1)	Includes beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the foregoing table include shares owned directly, shares held in such person’s accounts under the Company’s Employee Stock Purchase Plan and Retirement Savings Plan, unvested restricted shares, shares owned by certain of the individual’s family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. Also includes shares subject to options exercisable on or within 60 days of October 2, 2004, held by the directors and executive officers as a group in the amount of 1,471,099, and held by the named individuals in the amounts as follows: John Tyson (375,000); Leland E. Tollett (300,000); Richard L. Bond (405,177); Greg W. Lee (200,000); Eugene D. Leman (147,856); Dennis Leatherby (34,600) and the other executive officers (8,466). Does not include performance shares that vest only upon the achievement of performance criteria (see “Long Term Incentive Plans—Awards in Last Fiscal Year”).
(2)	Includes all shares of Class B Common Stock owned of record by the Tyson Limited Partnership, TLPCRT, LP and TLP Investment, LP as described in Footnote 1 to the Security Ownership of Certain Beneficial Owners table.
(3)	Does not include any shares of Class B Common Stock owned of record by the Tyson Limited Partnership of which John Tyson, Leland E. Tollett and Barbara A. Tyson have a partnership interest, as described in Footnote 1 to the Security Ownership of Certain Beneficial Owners table.

ELECTION OF DIRECTORS

Nominees

The Board for the ensuing year is currently set at ten members and may be fixed from time to time by or in the manner provided in the Company’s Bylaws. Directors are elected for a term of one year or until their successors are duly elected and qualified. The following slate of ten nominees has been chosen by the Board, and the Board recommends that each nominee be elected at the Annual Meeting.

Don Tyson, 74, served as Senior Chairman of the Board from 1995 to October 2001 when he retired and became a consultant to the Company. Mr. Tyson has been a member of the Board since 1952.

John Tyson, 51, is Chairman of the Board and Chief Executive Officer of the Company and has held his current title since October 2001. He served as Chairman of the Board, President and Chief Executive Officer from April 2000 to October 2001, and as Chairman of the Board from 1998 to April 2000. Mr. Tyson has been a member of the Board since 1984.

Leland E. Tollett, 67, a private investor, served as Chairman of the Board and Chief Executive Officer from 1995 to 1998 when he retired and became a consultant to the Company. Mr. Tollett is also a director of J. B. Hunt Transport Services, Inc. Mr. Tollett has been a member of the Board since 1984.

Barbara A. Tyson, 55, served as Vice President of the Company until October 1, 2002, when she retired and became a consultant to the Company. Ms. Tyson has served in related capacities since 1988. Ms. Tyson has been a member of the Board since 1988.

Lloyd V. Hackley, 64, is President and Chief Executive Officer of Lloyd V. Hackley and Associates, Inc., which provides programs for the development of ethics and character, and has served in that capacity since 1997. Mr. Hackley is also a director of Branch Banking and Trust Corporation headquartered in Winston-Salem, North Carolina. Mr. Hackley has been a member of the Board since 1992.

Jim Kever, 52, is the Founding Partner of Voyent Partners, LLC (“Voyent”), an investment partnership. Before forming Voyent in 2001, Mr. Kever served as a director of Quintiles Transnational (“Quintiles”) and had served as Chief Executive Officer of Envoy Corporation (“Envoy”), a subsidiary of Quintiles, since Envoy was acquired by Quintiles in March 1999. Mr. Kever served as President and Co-Chief Executive Officer of Envoy from August 1995 until March 1999 and as a director from Envoy’s incorporation in August 1994 until March 1999. Mr. Kever is also a director of Transaction System Architects, Inc., 3D Systems Corporation and Luminex Corporation. Mr. Kever has been a member of the Board since 1999.

David A. Jones, 55, is Chairman and Chief Executive Officer of Rayovac Corporation, and has served in that capacity since 1996. Mr. Jones is also a director of Rayovac Corporation, Pentair Inc. and Simmons Co. Mr. Jones has been a member of the Board since 2000.

Richard L. Bond, 57, is the Company’s President and Chief Operating Officer and has held his current title since February 2003. Mr. Bond served as Co-Chief Operating Officer and Group President, Fresh Meats and Retail from October 2001 until February 2003, and as President and Chief Operating Officer of IBP, inc. (“IBP;” now known as Tyson Fresh Meats, Inc.) from March 1997 until the merger of IBP into a wholly owned subsidiary of the Company (the “IBP Merger”) on September 28, 2001. He was a director of IBP from 1995 to 2001. Mr. Bond has been a member of the Board since 2001.

Jo Ann R. Smith, 65, is President of Smith Associates, an agricultural marketing business, and has served in that capacity since 1993. She was a director of IBP from 1993 to 2001. Ms. Smith has been a member of the Board since 2001.

Albert C. Zapanta, 63, is President and CEO of the United States-Mexico Chamber of Commerce based in Washington, D.C., and has served in that capacity since 1993. He has been member of the Board since May 18, 2004.

Each of the foregoing nominees is currently serving as a director of the Company and, with the exception of Albert C. Zapanta, was elected at the last Annual Meeting. John Tyson, Chairman and Chief Executive Officer, initially identified Mr. Zapanta as a candidate for election to the Board. Mr. Zapanta then met individually and collectively with all other Board members. On May 18, 2004, Mr. Tyson nominated Mr. Zapanta for election to the Board and in a special meeting of the Board that day, Mr. Zapanta was elected. John Tyson is the son of Don Tyson. Barbara A. Tyson is the widow of Randal W. Tyson, who was the brother of Don Tyson and uncle of John Tyson. There are no other family relationships among the foregoing nominees. By reason of their beneficial ownership of the Company’s common stock, Don Tyson and the Tyson Limited Partnership are deemed to be controlling persons of the Company. Except for IBP, none of the companies or organizations listed in the director biographies above is a parent, subsidiary or affiliate of the Company.

In March 2004, the Company was advised that the SEC had commenced a formal, non-public investigation concerning the Company’s disclosures of executive perquisites. In August 2004, the Company announced that it had received notice that the staff of the SEC intended to recommend that the SEC bring a civil enforcement action against the Company and that it was considering seeking a monetary penalty. The notice alleged that the Company’s proxy statements for fiscal years 1997 through 2003 had failed to comply with SEC regulations with respect to the disclosure and description of perquisites totaling approximately $1.7 million provided to Don Tyson, former Senior Chairman of the Company, and that the Company had failed to maintain an adequate system of internal controls regarding the personal use of Company assets and the disclosure of perquisites and personal benefits. The SEC staff also advised the Company it was considering recommending that the SEC bring administrative cease-and-desist actions against two Company non-executive employees for allegedly causing these failures. In addition, Don Tyson received notice the staff intended to recommend that the SEC bring a similar civil enforcement action against him. The Company was subsequently advised that the staff had withdrawn its proposed recommendation with respect to the two employees, and that it intended to recommend that the SEC seek monetary penalties against the Company and Don Tyson. In December 2004, following discussions with the staff regarding resolution of this matter, the Company and Don Tyson proposed that the Company, without admitting or denying wrongdoing, would pay a civil penalty of $1.5 million and consent to the entry of an administrative cease and desist order and that Don Tyson, also without admitting or denying wrongdoing, would pay a civil penalty of $200,000 and consent to the entry of an administrative cease and desist order. These settlement proposals are subject to mutual agreement on the language of the order. The SEC staff has agreed to recommend both of these offers of settlement to the SEC. The proposed settlements and the proposed order are subject to final approval by the SEC.

Unless otherwise designated, the enclosed proxy will be voted for the election of the foregoing ten nominees as directors. To be elected as a director, each nominee must receive the favorable vote of a majority of the votes cast at the meeting. Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board.

The Company qualifies as a controlled company due to the ownership by the Tyson Limited Partnership of shares allowing it to cast more than 50% of votes eligible to be cast for election of directors. Therefore, the Board is not required to nor has it chosen to have a standing nominating committee. In light of the Tyson Limited Partnership’s voting power, the Board has determined that the Board is the most appropriate body for selecting

Board nominees and that no policy with respect to consideration of candidates recommended by shareholders would be appropriate. However, the Board will consider suggestions by shareholders for names of possible future nominees delivered in writing to the Secretary of the Company on or before September 30 in any year.

Information Regarding the Board and its Committees

The Board has a Compensation Committee (the “Compensation Committee”) whose primary function is to oversee the administration of the Company’s employee benefit plans and establish the Company’s compensation policies. See “Report of Compensation Committee” contained herein. The Compensation Committee consists of independent directors Jo Ann R. Smith, Chairperson, Lloyd V. Hackley, David A. Jones and Albert C. Zapanta. The Compensation Committee held four regularly scheduled meetings and 18 telephonic meetings in fiscal 2004. On November 19, 2004, the Board elected Albert C. Zapanta to the Compensation Committee.

The Board has an Audit Committee (the “Audit Committee”) whose primary function is to assist the Board in fulfilling its responsibilities by regular review and oversight of the Company’s financial reporting, audit and accounting processes. See “Report of Audit Committee” contained herein. The Audit Committee consists of Jim Kever, Chairman, David A. Jones and Jo Ann R. Smith. Each of these individuals qualifies as an “independent” director under the regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the New York Stock Exchange (“NYSE”) listing standards relating to audit committees. The Board has determined each of the members of the Audit Committee is knowledgeable and qualified to review financial statements. In addition, the Board has determined that Jim Kever, the current Chairman of the Audit Committee, qualifies as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Audit Committee held four regularly scheduled meetings and four special telephonic meetings in fiscal 2004.

The Board has a Governance Committee (the “Governance Committee”) whose primary functions are to (i) oversee and review related party and other special transactions between the Company and its directors, executive officers or their affiliates; (ii) review and recommend to the Board Corporate Governance Principles applicable to the Company; and (iii) review and recommend to the Board a Code of Conduct applicable to the Company. The Governance Committee consists of independent directors Lloyd V. Hackley, Chairman, Jim Kever, Jo Ann R. Smith and Albert C. Zapanta. The Governance Committee held four regularly scheduled meetings and one telephonic meeting during fiscal 2004. On November 19, 2004, the Board elected Albert C. Zapanta to the Governance Committee.

The Board has an Executive Committee (the “Executive Committee”) whose primary function is to exercise all powers of the Board, except as otherwise provided by law and the Company’s Bylaws, during the intervals between meetings of the Board. All actions taken by the Executive Committee between meetings are ratified by the Board at the following Board meeting. The members of the Executive Committee are Don Tyson, John Tyson and Leland E. Tollett. The Executive Committee acted by written consent 19 times during fiscal 2004.

The Board held four regularly scheduled meetings and one special telephonic meeting in fiscal 2004. All directors except Barbara A. Tyson attended at least 75% of the Board and committee meetings they were eligible to attend during fiscal year 2004. The Board expects all directors to attend each Annual Meeting of Shareholders. All directors nominated by the Board for election to the Board in 2004, with the exception of Barbara A. Tyson (who was ill), attended the Annual Meeting of Shareholders held on February 6, 2004.

Non-management directors met in executive session without management present two times during fiscal 2004. Leland E. Tollett is the presiding director for the executive sessions of non-management directors.

The Board has adopted Corporate Governance Principles, and each of the Audit Committee, Compensation Committee and Governance Committee have adopted a written charter. The Board has also adopted a Code of Conduct applicable to all directors, officers and employees. Copies of these corporate governance documents are available on the Company’s website at www.tysonfoodsinc.com under “Investors” or in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Corporate Secretary, 2210 West Oaklawn Drive, Mail Stop AR058124, Springdale, AR 72762-6999.

In accordance with a provision in NYSE rules for controlled companies, the Company has elected not to comply with NYSE corporate governance rules that provide for (i) a majority of independent directors, (ii) a nominating committee comprised solely of independent directors to identify and recommend nominees to the board of directors, and (iii) a compensation committee with power to determine the compensation of the CEO. The Company qualifies as a controlled company due to the ownership by the Tyson Limited Partnership of shares allowing it to cast more than 50% of votes eligible to be cast for election of directors.

The Board has determined that each of Lloyd V. Hackley, David A. Jones, Jim Kever, Jo Ann R. Smith and Albert C. Zapanta qualify as independent directors in accordance with the NYSE corporate governance rules. The Board has also designated Leland E. Tollett to act as the presiding director of executive sessions to be held on a regular basis by non-management directors. If you desire to communicate with Mr. Tollett, you may do so by mailing him at Tyson Foods, Inc., Attention: Leland Tollett, 2210 West Oaklawn Drive, Mail Stop CP001, Springdale, AR 72762-6999.

In making its independence determinations, the Board has reviewed an indirect investment by John Tyson in DigiScript, Inc. (“DigiScript”). Jim Kever is presently Chairman of the Board of DigiScript and owns approximately 15% of DigiScript’s outstanding stock. DigiScript is a privately held company that specializes in making live presentations available on demand via the internet or CD-Rom. Mr. Tyson’s indirect investment of approximately $204,000 constitutes approximately 0.9% of DigiScript’s outstanding stock. Neither the Company nor Mr. Tyson presently has any business relationship with DigiScript, and Mr. Tyson has no role on DigiScript’s board of directors or as an officer thereof. Based on these facts, the Board has determined that this relationship is not material and does not affect Mr. Kever’s independence. There were no other relationships involving the independent directors and the Company that required an assessment of materiality by the Board.

BOARD PROPOSAL NO. 1: APPROVAL OF AN ANNUAL INCENTIVE COMPENSATION PLAN FOR SENIOR EXECUTIVE OFFICERS

Shareholders are being asked to approve the proposal to adopt the Tyson Foods, Inc. Annual Incentive Compensation Plan for Senior Executive Officers (the “Executive Incentive Plan”). The purpose of the Executive Incentive Plan is to recruit and retain highly qualified executives, to provide incentives to such individuals to attain the goals of the Company, to provide such employees of the Company with incentive compensation based on the performance of the Company in order to enhance shareholder value and to maximize the deductibility of any payments under the Executive Incentive Plan. The Compensation Committee will utilize the Executive Incentive Plan to determine annual incentive bonuses for employees participating in the Executive Incentive Plan. The following description of the Executive Incentive Plan is qualified in its entirety by reference to the applicable provisions of the plan document. A full and complete copy of the Executive Incentive Plan is attached to this Proxy Statement as Appendix A.

The Executive Incentive Plan has been approved by each of the Board and the Compensation Committee, subject to approval by shareholders. If the Executive Incentive Plan is approved by the shareholders, the plan will be effective as of October 3, 2004, the first day of the Company’s 2005 fiscal year. If approved by shareholders, the Executive Incentive Plan will replace the Senior Executive Performance Bonus Plan for fiscal 2005.

Executive Officers Eligible

Each employee of the Company holding the position of Chairman, Chief Executive Officer, President, Chief Operating Officer, Chief Administrative Officer, Chief Financial Officer or any level of Vice President, or an equivalent position at a subsidiary or an affiliate, will be eligible to receive awards under the Executive Incentive Plan if selected for participation by the Compensation Committee.

Terms of the Executive Incentive Plan

The administration and operation of the Executive Incentive Plan will be supervised by members of the Compensation Committee, which will consist of two or more independent members of the Board of Directors of the Company. The Compensation Committee will interpret and construe any and all provisions of the Executive Incentive Plan and any determination made by the Compensation Committee under the Executive Incentive Plan will be final and conclusive. The Executive Incentive Plan will be interpreted in view of the intention that any grant of compensation pursuant to the Executive Incentive Plan is intended to qualify as performance-based compensation within the meaning of the Section 162(m) of the Internal Revenue Code of 1986 and the regulations and interpretations promulgated thereunder (“Section 162(m)”).

Within the first ninety days of each fiscal year, the Compensation Committee will establish the performance measures for the payment of individual awards under the Executive Incentive Plan. Performance measures are established by the Compensation Committee under an objective formula or standard consisting of one or any combination of the following criteria:

•	earnings per share and/or growth in earnings per share in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

•	operating cash flow and/or growth in operating cash flow in relation to target objectives;

•	cash available in relation to target objectives;

•	net income and/or growth in net income in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

•	revenue and/or growth in revenue in relation to target objectives;

•	total shareholder return (measured as the total of the appreciation of, and dividends declared on, Class A common stock) in relation to target objectives;

•	return on invested capital in relation to target objectives;

•	return on shareholder equity in relation to target objectives;

•	return on assets in relation to target objectives;

•	return on common book equity in relation to target objectives;

•	operating income in relation to target objectives;

•	EBIT, EBITDA or EBITDAR or any adjusted version thereof in relation to target objectives;

•	Company stock price performance as compared against a peer group of companies selected by the Compensation Committee; or

•	any combination of the foregoing.

The Compensation Committee may amend or adjust the performance measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting.

The Compensation Committee will determine the performance measures applicable to a fiscal year and the procedure for calculating the amount of the annual incentive bonus payable to each participant based upon the level of the performance measure(s) achieved. The Compensation Committee may then reduce, but not increase, in its sole discretion, the amount of the incentive bonus which would have otherwise been payable to any particular participant based upon the Compensation Committee’s determination of the individual performance of the executive for the year and the Company’s overall performance. In no event will the amount of any annual bonus payable to any executive under the Executive Incentive Plan exceed $10 million.

Any annual incentive bonus that becomes payable for a fiscal year will generally be paid in cash or shares of Company Class A Common Stock, at the Company’s discretion, as soon as practicable after the close of the fiscal year. The Company will deduct applicable withholding taxes from any such payment. Subject to the approval of Board Proposal No. 2, any shares of Class A Common Stock issued in payment of an annual incentive bonus will be issued pursuant to the Tyson Foods, Inc. 2000 Stock Incentive Plan or any successor or substitute plan that has been approved by shareholders of the Company. The Board’s approval of the Annual Incentive Plan was conditioned upon the approval by shareholders of Board Proposal No. 2 which would allow the grant of additional types of performance-based stock incentives under the Tyson Foods, Inc. 2000 Stock Incentive Plan that satisfy the requirements of Section 162(m). If both Board Proposals No. 1 and No. 2 are not approved by shareholders, the Executive Incentive Plan will not become effective.

An executive may defer receipt of all or a portion of any award received under this Executive Incentive Plan, to the extent permitted by any plan of deferred compensation then maintained by the Company, and designate a beneficiary to receive any payments to be made following the executive’s death.

Termination of the Executive Incentive Plan

The Compensation Committee may at any time amend, suspend, discontinue or terminate the Executive Incentive Plan.

Tax Consequences

The Executive Incentive Plan is designed to maximize the deductibility of bonuses paid thereunder to eligible participants are deductible under Section 162(m). Payments to the executives under the Executive Incentive Plan will be taxable compensation to the recipient upon receipt and are designed to be deductible as compensation by the Company.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR BOARD PROPOSAL NO. 1.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR BOARD PROPOSAL NO. 1 UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required

Approval of Board Proposal No. 1 requires the affirmative vote of a majority of the votes cast at the Annual Meeting with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

NEW PLAN BENEFITS

Annual Incentive Compensation Plan for Senior Executive Officers

The table below identifies the only participants under the Executive Incentive Plan for fiscal 2005 and describes the amount of bonus each participant would have been eligible to receive for fiscal 2004 if the Executive Incentive Plan had been in effect.

Name and Position	Dollar Value(1)
John Tyson, Chairman and Chief Executive Officer	$6,613,776

Richard L. Bond, Director, President and Chief Operating Officer	$3,100,208

Greg W. Lee, Chief Administrative Officer and President, International	$1,653,444

Eugene D. Leman, Senior Group Vice President, Fresh Meats	$826,722

(1)	Dollar values are calculated using the formula described in “Report of the Compensation Committee—Annual Incentive Compensation Plan for Senior Executive Officers” and are based on 2004 Adjusted EBIT (as defined in “Report of the Compensation Committee”). Since Adjusted EBIT is not available for 2005, SEC rules require that the registrant report the amount of benefits receivable as if the plan had been in effect during the prior year.

BOARD PROPOSAL NO. 2: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF

THE TYSON FOODS, INC. 2000 STOCK INCENTIVE PLAN

The Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Stock Incentive Plan”) was originally approved by the shareholders of the Company on January 12, 2001. The Board believes that the granting of stock-based awards assists the Company in its efforts to attract and retain highly qualified persons to serve as directors, officers, employees, consultants and other service providers, thereby more closely aligning their interest with that of the Company’s shareholders.

At the Annual Meeting, shareholders will be requested to approve Board Proposal No. 2 which would permit the administrative committee under the Stock Incentive Plan, which is the Compensation Committee, to grant additional types of stock incentives that will qualify as performance-based compensation within the meaning of Section 162(m).

The following description of the Stock Incentive Plan is qualified in its entirety by reference to the applicable provisions of the plan document. A full and complete copy of the Stock Incentive Plan, as amended and restated, is attached to this Proxy Statement as Appendix B.

General Description of the Stock Incentive Plan

The Stock Incentive Plan currently permits awards of a variety of equity-based incentives, including stock awards, options to purchase shares of Class A Common Stock, stock appreciation rights, dividend equivalent rights, performance unit awards and phantom shares (collectively, “Stock Incentives”) to purchase or acquire up to 40,660,000 shares of Class A Common Stock, subject to adjustment as provided in the Stock Incentive Plan for certain changes in the Company’s capital structure. The number of shares currently available for grant thereunder is 17,703,156. The Plan has an indefinite term.

The number of shares of Class A Common Stock as to which any Stock Incentive is granted and the persons to whom any Stock Incentive is granted will be determined by the Compensation Committee, subject to the provisions of the Stock Incentive Plan. Stock Incentives may be made exercisable or settled at the prices and may be made forfeitable or terminable under the terms established by the Compensation Committee, to the extent not otherwise inconsistent with the terms of the Stock Incentive Plan. Stock Incentives generally are not transferable or assignable during a holder’s lifetime, subject to such terms as may be established by the Compensation Committee.

No eligible employee may be granted during any single calendar year rights to shares of Class A Common Stock under options, stock appreciation rights or other performance-based Stock Incentives which, in the aggregate, exceed 1,000,000 shares of Class A Common Stock.

Stock Incentives

Options.  The Stock Incentive Plan provides for the grant of incentive stock options and nonqualified stock options. The Compensation Committee will determine whether an option is an incentive stock option or a nonqualified stock option at the time the option is granted, and the option will be evidenced by a Stock Incentive agreement. Options may be made exercisable pursuant to the terms established by the Compensation Committee, to the extent not otherwise inconsistent with the terms of the Stock Incentive Plan.

The exercise price of an option shall be set forth in the applicable Stock Incentive agreement. The exercise price of an incentive stock option may not be less than the fair market value of the Class A Common Stock on the date of the grant (nor less than 110% of the fair market value if the participant owns more than 10% of the stock of the Company or any subsidiary). At the time an incentive stock option is exercised, the Company will be entitled to place a legend on the certificates representing the shares of Class A Common Stock purchased pursuant to the option to identify them as shares of Class A Common Stock purchased upon the exercise of an incentive stock option. Nonqualified stock options may be made exercisable at a price equal to, less than or more than the fair market value of the Class A Common Stock on the date that the option is granted. The Compensation Committee may permit an option exercise price to be paid in cash or by the delivery of previously-owned shares of Class A Common Stock; to be satisfied through a cashless exercise executed through a broker, subject to applicable law; or by having a number of shares of Class A Common Stock otherwise issuable at the time of exercise withheld. The Compensation Committee also may authorize financing by the Company to assist a participant with payment of the exercise price, subject to applicable law.

The term of an option shall be specified in the applicable Stock Incentive agreement. The term of an incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of the stock of the Company or any subsidiary will not be exercisable after the expiration of five (5) years after the date the option is granted.

Stock Appreciation Rights.  Stock appreciation rights may be granted separately or in connection with another Stock Incentive, and the Compensation Committee may provide that they are exercisable at the discretion of the holder or that they will be paid at a specific time or times or upon the occurrence or non-occurrence of events that may be specified in the applicable Stock Incentive agreement. Stock appreciation rights may be settled in shares of Class A Common Stock or in cash, according to terms established by the Compensation Committee with respect to any particular award.

Stock Awards.  The Compensation Committee may grant shares of Class A Common Stock to a participant, subject to restrictions and conditions, if any, as the Compensation Committee shall determine.

Other Stock Incentives.  Dividend equivalent rights, performance units and phantom shares may be granted in numbers or units and subject to any conditions and restrictions as determined by the Compensation Committee and will be payable in cash or shares of Class A Common Stock, as determined by the Compensation Committee.

Performance Criteria

Under the Stock Incentive Plan, as amended, at the time a Stock Incentive is granted, the Compensation Committee may establish performance measures, if any, attributable to the payment, vesting or other settlement of the Stock Incentive. Performance measures will be established by the Compensation Committee under an objective formula or standard consisting of one or any combination of the following criteria:

•	earnings per share and/or growth in earnings per share in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

•	operating cash flow and/or growth in operating cash flow in relation to target objectives;

•	cash available in relation to target objectives;

•	net income and/or growth in net income in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

•	revenue and/or growth in revenue in relation to target objectives;

•	total shareholder return (measured as the total of the appreciation of, and dividends declared on, Class A Common Stock) in relation to target objectives;

•	return on invested capital in relation to target objectives;

•	return on shareholder equity in relation to target objectives;

•	return on assets in relation to target objectives;

•	return on common book equity in relation to target objectives;

•	operating income in relation to target objectives;

•	EBIT, EBITDA or EBITDAR or any adjusted version thereof in relation to target objectives;

•	Company stock price performance as compared against a peer group of companies selected by the Compensation Committee; or

•	any combination of the foregoing.

The Compensation Committee may amend or adjust the performance measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting.

Tax Reimbursement Payments

The Compensation Committee may make cash tax reimbursement payments designed to cover tax obligations of employees that result from the receipt or exercise of a Stock Incentive.

Termination of Stock Incentives

The terms of a particular Stock Incentive may provide that it terminates, among other reasons, upon the holder’s termination of employment or other status with respect to the Company or any affiliate of the Company, upon a specified date, upon the holder’s death or disability, or upon the occurrence of a change in control of the Company; provided that, the terms of any incentive stock option shall provide that all unexercised options will expire, terminate and become unexercisable no later than three months following termination of employment for reasons other than death or disability and one year following the holder’s death or disability. Stock Incentives may include exercise, conversion or settlement rights to a holder’s estate or personal representative in the event of the holder’s death or disability. At the Compensation Committee’s discretion, Stock Incentives that are subject to termination may be canceled, accelerated, paid or continued, subject to the terms of the applicable agreement reflecting the terms of a Stock Incentive and to the provisions of the Stock Incentive Plan.

Certain Reorganizations

The number of shares of Class A Common Stock reserved for issuance in connection with the grant or settlement of a Stock Incentive or to which a Stock Incentive is subject, as the case may be, the annual limit on the number of options, stock appreciation rights and other performance-based Stock Incentives that may be granted to any employee, and the exercise price of an option are subject to adjustment in the event of any recapitalization of the Company or similar event which occurs without the receipt of consideration.

In the event of certain corporate reorganizations, Stock Incentives may be substituted, canceled, accelerated, cashed-out or otherwise adjusted by the Compensation Committee, provided that any adjustment is not inconsistent with the terms of the Stock Incentive Plan or any agreement reflecting the terms of a Stock Incentive. The Company may also use the Stock Incentive Plan to assume obligations previously incurred in favor of persons who are eligible to participate under the Stock Incentive Plan.

Amendments or Termination

Although the Stock Incentive Plan may be amended or terminated by the Board without shareholder approval, the Board also may condition any amendment upon shareholder approval if shareholder approval is deemed necessary or appropriate in consideration of tax, securities or other laws. No amendment or termination by the Board may adversely affect the rights of a holder of a Stock Incentive without the holder’s consent.

Federal Income Tax Consequences

The following discussion outlines generally the federal income tax consequences of participation in the Stock Incentive Plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Stock Incentive Plan.

Incentive Stock Options

A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, the participant will be taxed at the time he or she sells the shares of Class A Common Stock purchased pursuant to the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the Class A Common Stock and the amount for which he or she sells the Class A Common Stock. If the participant does not sell the shares of Class A Common Stock prior to two years from the date of grant of the incentive stock option and one year from the date the stock is transferred to him or her, any subsequent gain on sale of the shares will be capital gain and the Company will not receive a corresponding deduction. If the participant sells the shares of stock at a gain prior to that time, the difference between the amount the participant paid for the Class A Common Stock and the lesser of fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and the Company will receive a corresponding deduction. If the participant sells the shares of Class A Common Stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

Nonqualified Options

A participant will not recognize income upon the grant of a nonqualified option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a nonqualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Class A Common Stock on the date the option is exercised over the price paid for the stock, and the Company will then be entitled to a corresponding deduction.

Depending upon the time period shares of Class A Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the nonqualified option was exercised.

Special rules apply to a participant who exercises a nonqualified option by paying the exercise price, in whole or in part, by the transfer of shares of Class A Common Stock to the Company.

Other Stock Incentives

A participant will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, performance unit award or phantom share (collectively, the “Other Equity Incentives”). Generally, at the time a participant receives payment under any Other Equity Incentive, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or fair market value of the Class A Common Stock received, and the Company will then be entitled to a corresponding deduction.

A participant will not be taxed upon the grant of a stock award if such award is subject to a “substantial risk of forfeiture,” as defined in the Internal Revenue Code. When the shares of Class A Common Stock that are subject to the stock award are no longer subject to a substantial risk of forfeiture, however, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction. If a participant so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the award, less any amount paid for such stock, in income at that time and the Company will also be entitled to a corresponding deduction at that time.

Shareholder Approval

The Board seeks shareholder approval to expand upon the types of Stock Incentives that will qualify as performance-based compensation within the meaning of Section 162(m) to maximize the potential for deductions associated with any Stock Incentives granted under the Stock Incentive Plan. The Board is also seeking shareholder approval to ensure compliance with New York Stock Exchange listing standards. If Board Proposal No. 2 is not approved by shareholders, the amendment and restatement of the Stock Incentive Plan will not become effective.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR BOARD PROPOSAL NO. 2.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR BOARD PROPOSAL NO. 2 UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required

Approval of Board Proposal No. 2 requires the affirmative vote of a majority of the votes cast at the Annual Meeting with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

NEW PLAN BENEFITS (1)

Stock Incentive Plan

Name and Title	Total Number of Performance Shares	Dollar Value(2)
John Tyson, Chairman and Chief Executive Officer	150,000	$2,467,500

Richard L. Bond, Director, President and Chief Operating Officer	75,227	$1,237,500

Greg W. Lee, Chief Administrative Officer and President, International	43,313	$712,500

Eugene D. Leman, Senior Group Vice President, Fresh Meats	-0-	-0-

Dennis Leatherby, Senior Vice President, Finance and Treasurer and Interim Chief Financial Officer	-0-	-0-

All Executive Officers as a Group	291,336	$4,792,500

All Non-Executive Officer Employees as a Group	104,860	$1,725,000

(1)	The Company is amending and restating the Stock Incentive Plan to maximize the deductibility of certain grants of equity compensation under Section 162 (m), specifically the granting of performance stock units. The amendment and restatement does not modify the Company’s current practices regarding the grants of restricted stock and stock options, nor the tax deductibility of such grants. The table above sets forth information pertaining to performance shares which have been granted under the Stock Incentive Plan to the person and groups named above for the 2005 fiscal year, which grants are subject to shareholder approval of Board Proposal No. 2.

(2)	The grants were made on the first day of the 2005 fiscal year, and the number of shares granted to each eligible participant was determined by taking the maximum dollar value of the grant for which the participant was eligible, divided by the fair market value of the Class A Common Stock (the closing price of $16.45 on Friday, October 1, 2004, was used for the calculation). The total number of performance stock shown above has been rounded down to the nearest whole share. See “Long-Term Incentive Plans—Awards in Last Fiscal Year” for the performance conditions and other terms applicable to the performance shares awarded during fiscal 2005 to executive officers.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth additional information as of October 2, 2004, about shares of Class A Common Stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our shareholders and plans or arrangements not submitted to the shareholders for approval.

	(a)	(b)	(c)
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	17,814,315	$13.2809	38,977,933	(2)
Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	17,814,315	$13.2809	38,977,933	(2)

(1)	This table does not include 2,550,266 options, warrants or rights, with a weighted-average exercise price of $8.9910, which were assumed in connection with the Company’s acquisition of IBP.
(2)	Includes 21,274,777 shares remaining available for issuance as of October 2, 2004, under the Stock Purchase Plan, and 17,703,156 shares under the Stock Incentive Plan.

RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has selected Ernst & Young LLP, to serve as the Company’s independent auditor for fiscal year 2005, and shareholders are asked to ratify that selection at the Annual Meeting. Representatives of Ernst & Young LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

Audit Fees

The fees for professional services rendered for the audit of the Company’s annual financial statements for each of the fiscal years ended October 2, 2004 and September 27, 2003, and the reviews of the financial statements included in the Company’s Forms 10-Q or services that are normally provided by the independent auditor in connection with statutory or regulatory filings or engagements for the each of those fiscal years, were $2,783,188 and $2,179,481 ($262,899 of which was paid in fiscal 2004), respectively.

Audit-Related Fees

Aggregate fees billed or expected to be billed by Ernst & Young LLP for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for the fiscal years ended October 2, 2004 and September 27, 2003, and not included in the audit fees listed above were $54,925 and $256,269, respectively. These services are comprised mostly of accounting consultations and required agreed upon procedure engagements.

Tax Fees

Aggregate fees billed or expected to be billed by Ernst & Young LLP for tax compliance, tax advice and tax planning for each of the fiscal years ended October 2, 2004 and September 27, 2003 were $1,707,763 and $2,722,821, respectively.

All Other Fees

The fees for services rendered to the Company by Ernst & Young LLP, other than those services covered in the sections captioned “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the fiscal years ended October 2, 2004 and September 27, 2003 were $13,630 and $41,487, respectively. These services were comprised mostly of online subscription renewals, information technology and technical assistance, and assistance with the dissolution and liquidation of a foreign subsidiary.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be performed by the independent auditor of the Company. The Audit Committee Charter provides that the Committee must approve in advance all audit services to be performed by the independent auditor. The Audit Committee has approved a separate written policy for the approval of engagements for non-audit services to be performed by the independent auditor. For non-audit services, any person requesting that such services be performed by the independent auditor must prepare a written explanation of the project (including the scope, deliverables, and expected benefits), the reason for choosing the independent auditor over other service providers, the estimated costs, the estimated timing and duration of the project, and other pertinent information. Non-audit services must first be pre-approved by each of the chief accounting officer and the chief financial officer before being submitted for pre-approval to the Audit Committee, and then the Audit Committee or a designated member of the Committee must pre-approve the proposed engagement. The requirement for Audit Committee pre-approval of an engagement for non-audit services may be waived only if (i) the aggregate amount of all such non-audit services provided is less than five percent of the total amount paid by the Company to the independent auditor during the fiscal year when the services are provided; (ii) the services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) the services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. During fiscal 2004, the Company’s independent auditors performed non-audit work at a cost of $27,660 which was not preapproved by the Audit Committee prior to the engagement. These matters were brought to the Audit Committee’s attention, and based on the services provided and the de minimus amounts involved, the Audit Committee determined this did not impair the independence of the independent auditors.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR RATIFICATION OF

ERNST & YOUNG LLP AS INDEPENDENT AUDITOR UNLESS SHAREHOLDERS

SPECIFY A CONTRARY VOTE.

Vote Required

Approval of the ratification of Ernst & Young LLP as independent auditor requires the affirmative vote of a majority of the votes cast at the Annual Meeting with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

SHAREHOLDER PROPOSAL NO. 1

Shareholder Proposal No. 1, which follows, was submitted by the International Brotherhood of Teamsters of 25 Louisiana Avenue, N.W., Washington, D.C. 20001-2198 (“Teamsters”) (who has notified the Company that it was the owner of 380 shares of Company stock) for consideration by the shareholders of the Company.

Proposal

“RESOLVED: That the shareholders of Tyson Foods (“Tyson’s” or “Company”) hereby request that the Company prepare and submit to the shareholders of the Company:

1. A report, updated annually, disclosing its policies for political contributions (both direct and indirect) made with corporate funds. The reports shall include, but not be limited to, contributions and donations to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527. This report shall be disclosed to shareholders through the Company’s web site or to shareholders in published form.

2. A semi-annual report of political contributions, disclosing monetary and non-monetary contributions to candidates, parties, political committees and other organizations and individuals described in paragraph 1. This report shall contain the following information:

a.	An accounting of the Company’s funds contributed or donated to any of the persons described above;

b.	A business rationale for each of the Company’s political contributions or donations; and,

c.	Identification of the person or persons in the Company who participated in making the decisions to contribute or donate.

STATEMENT OF SUPPORT:  As long-term shareholders of Tyson Foods, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

Company executives exercise significant discretion over the use of corporate resources for political purposes. The result is that shareholders are unaware of how and why the Company chooses to make corporate contributions and the political ends being furthered by the gift of corporate funds. Company officials may, in fact, be funding groups and candidates whose agendas are antithetical to the interests of it, its shareholders and its stakeholders

That is the case with the $175,000 contributed by Tyson Foods in the 2002 election cycle. However, shareholders do not know whether that is the full extent of the Company’s contributions. According to press reports, some companies make substantial contributions that are not generally known to the public to political committees associated with certain political figures.1 Those committees in turn, use the Company’s money in ways that could pose reputation problems and legal risks for the company.2

Absent a system of accountability, corporate executives will be free to use the Company’s assets for political objectives not shared by and may be inimical to the interests of shareholders. There is currently no single source of information providing disclosure to the Company’s shareholders on this issue.

That is why we urge shareholders to vote FOR this critical governance reform.”

The foregoing is the verbatim submission of the Teamsters. All statements therein are the sole responsibility of the Teamsters, and neither the management of the Company nor the Board of Directors have verified their accuracy.

[1]	Freed, Bruce. “Pension Funds and the Right”, The Hill, at 16 (Sept. 10, 2003).
[2]	Id.

BOARD OF DIRECTORS’ STATEMENT

IN OPPOSITION TO SHAREHOLDER PROPOSAL NO. 1

The Board recommends that shareholders reject Shareholder Proposal No. 1. The Board believes that this proposal is not in the best interests of shareholders and opposes it for the following reasons.

Contributions Limited.  Federal law prohibits corporate contributions to federal candidates or their political committees. With the enactment of the Bipartisan Campaign Reform Act of 2002, effective November 6, 2002, corporate contributions to federal political parties and leadership committees are prohibited. Many state laws also prohibit such contributions. In addition, various other laws further prohibit or limit the Company’s political contributions to state or local officials or candidates. The Company’s Code of Conduct, which the Company invites shareholders to review at www.tysonfoodsinc.com, further regulates contributions made by employees on behalf of the Company. The Company makes contributions on a limited basis, in furtherance of its business interests, subject to the restrictions and reporting requirements of applicable law and of the Company’s Code of Conduct.

Information Publicly Available.  The vast majority of political contributions made by the Company are already required under federal, state and local laws to be disclosed publicly by either the Company or the recipient to the Federal Election Commission, the state or local boards of election or the Internal Revenue Service. Information about the Company’s political contributions is available to shareholders from these sources, including through publicly accessible web sites. Further, the Company sponsors a political action committee, or PAC, which is supported by voluntary employee contributions. PACs are lawful entities and may contribute to political parties or candidates without violating U.S. laws, state laws or the Company’s Code of Conduct. Information on contributions made by the Tyson Foods, Inc. Political Action Committee in connection with federal and state elections is publicly filed and available at the Federal Election Commission and applicable state boards of election, respectively.

Unnecessary Expense and Diversion of Resources.  Shareholder Proposal No. 1 would require the Company to incur the added expense to prepare periodic disclosure reports of information that is already publicly available and it would divert management attention from other Company activities. The proposal would also require disclosure of the Company personnel participating in making decisions to make political contributions and the business rationale for each contribution. Such requirements are burdensome and not a productive use of the Company’s money.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST SHAREHOLDER PROPOSAL NO. 1.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST SHAREHOLDER PROPOSAL NO. 1 UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required

Approval of Shareholder Proposal No. 1 requires the affirmative vote of a majority of the votes cast at the meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting as a single class.

SHAREHOLDER PROPOSAL NO. 2

Shareholder Proposal No. 2, which follows, was submitted by the Sierra Club (“Sierra Club”), 85 Second Street, Second Floor, San Francisco, California 94105-3441 (who has notified the Company that it was the owner of 226 shares of Company stock) for consideration by the shareholders of the Company.

“TYSON FOODS 2005 SHAREHOLDER RESOLUTION FOR A SUSTAINABILITY REPORT

RESOLVED: Shareholders request that Tyson Foods, Inc. prepare a sustainability report, at reasonable cost and omitting proprietary information, examining the environmental impacts of both company-owned and contract farms. The report should be made available to shareholders by April 2006.

We believe responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness. Adherence to public standards for environmental performance gives a company greater public credibility than standards created by industry alone.

Tyson Foods faces serious environmental liability. According to a summary of the regional economic effects of concentrated animal feeding operations (CAFOs) by Dr. William J. Weida, Department of Economics, The Colorado College, Colorado Springs, CO, the cost of lagoon closures in 1995 dollars is $42,000 a surface acre. This cost could pose a detriment to the income of shareholders if Tyson is in control of substantial numbers of CAFOs with lagoons or other animal manure at sites nearing to retirement age.

Public health presents an obvious concern. According to Dr. Weida, pathogens present in hog manure could be transported to ground water supplies through improperly sealed wells or other naturally occurring pathways. Studies released since 1999 have found that a broad profile of chemical and microbial constituents are present in both ground and surface water proximal to large-scale swine operations—chemical (pesticides, antibiotics, heavy metals, minerals, and nutrients) and microbial (Escherichia coli, Salmonella sp., Enterococcus sp., Yersinia sp., Campylobacter sp., Cryptosporidium parvum) contaminants were present.

Moreover, an article in the 2001 Appraisal Journal cited several studies from across the county documenting proximate property values negatively impacted when located near a CAFO. Case studies from Washington and Michigan states show a 50% reduction. Also, a Nebraska Appellate Court ruled in favor of Livingston v. Jefferson County when a CAFO operator protested his property value based on his own proximity to his hog confinement. The court ordered the lower state Tax Equalization Review Commission to grant him a 30% reduction. These trends could foretell a future opening for litigation and liability for Tyson and its shareholders.

We believe shareholders would be well served by a rigorous report outlining the environmental impacts of our company’s operations, we urge you to vote FOR this resolution.”

The foregoing is the verbatim submission of the Sierra Club. All statements therein are the sole responsibility of the Sierra Club, and neither the management of the Company nor the Board of Directors have verified their accuracy.

BOARD OF DIRECTORS’ STATEMENT

IN OPPOSITION TO SHAREHOLDER PROPOSAL NO. 2

The Board recommends that shareholders reject Shareholder Proposal No. 2. The Board believes that this proposal is not in the best interests of shareholders and opposes it for the following reasons.

One of the core values of our Company is that we serve as stewards of the animals, land and environment entrusted to us. The corporate environmental policy of the Company states that environmental stewardship is a core value of our Company’s business philosophy and that protecting natural resources is essential to achieving clean air, water and land for our world. Moreover, the policy also requires Company Team Members to meet or exceed the requirements of all environmental laws and regulations. In addition to reviewing this response, the Company encourages its shareholders to review the Company’s corporate website at www.tysonfoodsinc.com where the Company describes its environmental initiatives, accomplishments and charitable giving. While the proponent’s resolution is focused on our Company’s limited swine production business, our Company’s environmental efforts and initiatives are Company-wide encompassing all types of food production and operations.

Company Team Members began developing an Environmental Management System (EMS) in July 2003 that is focused on setting environmental goals, measuring success, and achieving continual improvement. Benchmarking of the Company’s EMS program was undertaken in cooperation with the United States Environmental Protection Agency, and the Company recently implemented our first operational EMS at a poultry processing facility. The goal of the Company will be to have an EMS operational at all facilities by the end of 2008. A Company-wide EMS will provide many benefits to the Company and the environment and presents a continual living example of the Company’s core values and environmental policy. This commitment extends well beyond our swine production business.

The Company utilizes company-owned farms and contract growers for swine production. Contract growers are independent farmers who manage the environmental performance of their farms and are independent of the Company. Hence, because they are independent of the Company, they are not required to provide the Company, nor state and federal agencies, with the information that would be required to develop the type of sustainability report and accompanying analysis requested in the proponent’s resolution. Contract growers are charged with managing their environmental responsibilities, consistent with contract requirements, to ensure compliance with all applicable state and federal laws and regulations. The Company believes oversight of these operations by federal and state regulators is effective in regulating on-farm activities of growers. The Company is undertaking many efforts to ensure protection of natural resources. The creation of a sustainability report for the Company’s swine production efforts does not enhance the Company’s current strategy of environmental management.

The Board does not believe that this proposal is in the best interest of the Company.

Board Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST SHAREHOLDER PROPOSAL NO. 2.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST SHAREHOLDER PROPOSAL NO. 2 UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required

Approval of Shareholder Proposal No. 2 requires the affirmative vote of a majority of the votes cast at the meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting as a single class.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table shows the compensation paid or accrued by the Company or any of its subsidiaries, during the past three fiscal years, to the Chairman and Chief Executive Officer, the other four highest paid executive officers of the Company who were serving as executive officers as of October 2, 2004, and a former executive officer who retired during fiscal 2004 and was not serving as an executive officer as of October 2, 2004:

SUMMARY COMPENSATION TABLE

	Annual Compensation								Long-Term Compensation Awards			All Other Compensation (2)
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation(3)			Options	Restricted Stock(1)
John Tyson, Chairman and Chief Executive Officer	2004 2003 2002	$ $ $	1,030,000 993,590 1,000,000	$ $ $	5,411,500 2,500,000 3,480,000	$ $ $	545,297 325,286 174,963	(4) (4) (4)	500,000 1,200,000 200,000	$ $	–0– 16,867,393 2,796,000	$ $ $	259,883 235,030 150,238

Richard L. Bond, Director, President and Chief Operating Officer	2004 2003 2002	$ $ $	1,000,000 943,615 900,000	$ $ $	2,300,000 1,200,000 1,958,000	$ $ $	320,539 183,548 163,913	(5) (5) (5)	280,000 620,000 100,000	$ $	–0– 9,221,144 975,000	$ $ $	264,186 254,945 334,602

Greg W. Lee, Chief Administrative Officer and President, International	2004 2003 2002	$ $ $	711,539 677,180 650,000	$ $ $	1,000,000 600,000 1,414,000	$ $ $	152,555 34,964 35,244	(6) (6) (6)	160,000 380,000 60,000	$ $ $	7,805 5,231,247 838,800	$ $ $	171,980 215,225 217,278

Eugene D. Leman, Senior Group Vice President, Fresh Meats	2004 2003 2002	$ $ $	546,923 528,353 501,656	$ $ $	500,000 312,000 416,000	$ $ $	32,153 1,754 10,771	(7) (7) (7)	50,000 32,400 16,200		–0– –0– –0–	$ $ $	117,927 286,981 270,892

Dennis Leatherby, Senior Vice President, Finance and Treasurer and Interim Chief Financial Officer	2004 2003 2002	$ $ $	233,815 227,892 221,650	$ $ $	175,000 69,000 107,500	$ $ $	15,555 2,774 6,028	(8) (8) (8)	8,000 12,000 6,000		–0– –0– –0–	$ $ $	40,563 26,371 20,673

Steven Hankins, Former Executive Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	411,885 475,417 418,750	$ $	–0– 240,000 350,000	$ $ $	22,867 7,406 9,049	(9) (9) (9)	–0– 30,000 15,000	$ $ $	7,805 2,133 550,000	$ $ $	1,388,040 52,481 47,583

(1)	The number of shares of restricted Class A Common Stock in each named executive officer’s account on October 2, 2004, and the aggregate fair market value of the shares based upon a fiscal year-end closing price of $16.45 per share, were as follows: Mr. Tyson—1,624,828 shares valued at $26,728,421; Mr. Bond—862,653 shares valued at $14,190,642; Mr. Lee—536,005 shares value at $8,817,282; Mr. Leman—61,987 shares valued at $1,019,686; Mr. Leatherby—38,996 shares value at $641,484 and Mr. Hankins—-0- shares valued at $-0-. During the restricted period, dividends paid on the restricted stock are used to purchase additional shares of restricted stock pursuant to the provisions of the restricted stock award. These additional shares are then credited to the officer’s award and are received when and if the award vests. In accordance with SEC rules, the table does not include certain performance share awards made to executive officers during fiscal 2004 that are described under “Long-Term Incentive Plans—Awards in Last Fiscal Year.”

(2)	In 2004, “All Other Compensation” includes the following for Messrs. Tyson, Bond, Lee, Leman, Leatherby and Hankins: (i) Company matching contributions to the Employee Stock Purchase Plan of $51,500; $50,000; $35,577; $27,346; $11,691 and $22,537 for each named executive, respectively; (ii) Company contributions to the Executive Savings Plan of $139,610; $86,319; $23,238; $13,941; $1,525 and $1,183 on behalf of each named executive, respectively; (iii) Company contributions to the Retirement Savings Plan of $8,200; $8,200; $8,200; $8,200; $7,828 and $8,200 on behalf of each named executive, respectively, to match a portion of 2004 pretax elective deferral contributions (included under salary) made by each person to such plans; (iv) Company contributions to the Supplemental Executive Retirement and Life Insurance program of $58,478; $117,572; $102,870; $66,345; $17,650; and $24,957 on behalf of each named executive, respectively, (v) Company contributions to the Long-Term Disability Plan of $2,095; $2,095; $2,095; $2,095; $1,869 and $1,740 on behalf of each named executive, respectively, and (vi) a payment to Mr. Hankins of $1,329,423 for amounts he was entitled to under the separation agreement and general release between Mr. Hankins and the Company, which is described under the “Employment Contracts,” and for unused vacation.
(3)	Includes perquisites, except where the total amount of perquisites received by the named executive officer was less than $50,000 or 10% of the named executive officer’s salary and bonus. Perquisites provided to some or all of the named executive officers were as follows: Company-paid automobile expenses, payment of club dues, personal use of Company aircraft, telecommunication services, personal use of certain Company-owned properties, security services, and estate planning and tax services. In accordance with SEC regulations, where the perquisites received by a named executive officer do meet the reporting threshold, the type and amount of any perquisite exceeding 25% of the total perquisites is described below. The values expressed with respect to personal use of Company aircraft were calculated using the Internal Revenue Service’s Standard Industry Fare Level (SIFL) tables.
(4)	In 2004, “Other Annual Compensation” for Mr. Tyson includes $225,632 in perquisites, $241,033 for taxes paid on his behalf by the Company, $10,000 in director fees, $56,867 of reimbursement for certain insurance premiums, $9,765 of medical reimbursement and a $2,000 holiday department store gift card. The $225,632 in perquisites includes, but is not limited to, $125,341 attributable to personal use of Company aircraft. In 2003, “Other Annual Compensation” for Mr. Tyson includes $112,306 in perquisites, $136,420 for taxes paid on his behalf by the Company, $10,000 in director fees, $56,417 of reimbursement for certain insurance premiums and $10,143 of medical reimbursement. The $112,306 in perquisites includes, but is not limited to, $81,365 attributable to personal use of Company aircraft and $30,941 attributable to club dues. In 2002, “Other Annual Compensation” for Mr. Tyson includes $83,606 in perquisites, $74,290 for taxes paid on his behalf by the Company, $10,000 in director fees, $4,567 of medical reimbursement and a $2,500 holiday department store gift card. The $83,606 in perquisites includes, but is not limited to, $53,788 attributable to personal use of company aircraft and $28,818 attributable to club dues.
(5)	In 2004, “Other Annual Compensation” for Mr. Bond includes $141,616 in perquisites, $157,014 for taxes paid on his behalf by the Company, $10,000 in director fees, $9,909 of medical reimbursement and a $2,000 holiday department store gift card. The $141,616 in perquisites includes, but is not limited to, $121,907 attributable to personal use of Company aircraft. In 2003, “Other Annual Compensation” for Mr. Bond includes $88,485 in perquisites, $67,987 for taxes paid on his behalf by the Company, $10,000 in director fees and $17,076 of medical reimbursement. The $88,485 in perquisites includes, but is not limited to, $69,161 attributable to personal use of Company aircraft. In 2002, “Other Annual Compensation” for Mr. Bond includes $79,520 in perquisites, $70,660 for taxes paid on his behalf by the Company, $10,000 in director fees, $1,233 of medical reimbursement and a $2,500 holiday department store gift card. The $79,520 in perquisites includes, but is not limited to, $62,650 attributable to personal use of Company aircraft.

(6)	In 2004, “Other Annual Compensation” for Mr. Lee includes $57,821 in perquisites, $86,603 for taxes paid on his behalf by the Company, $6,131 of medical reimbursement and a $2,000 holiday department store gift card. The $57,821 in perquisites includes, but is not limited to, $31,460 attributable to personal use of Company aircraft and $17,465 attributable to Company paid auto expenses. In 2003, “Other Annual Compensation” for Mr. Lee includes, $30,915 for taxes paid on his behalf by the Company and $4,049 of medical reimbursement. In 2002, “Other Annual Compensation” for Mr. Lee includes $30,367 for taxes paid on his behalf by the Company, $2,377 of medical reimbursement and a $2,500 holiday department store gift card.
(7)	In 2004, “Other Annual Compensation” for Mr. Leman includes $27,201 for taxes paid on his behalf by the Company, $2,952 of medical reimbursement and a $2,000 holiday department store gift card. In 2003, “Other Annual Compensation” for Mr. Leman includes $287 for taxes paid on his behalf by the Company and $1,467 of medical reimbursement. In 2002, “Other Annual Compensation” for Mr. Leman includes $10,771 for taxes paid on his behalf by the Company.
(8)	In 2004, “Other Annual Compensation” for Mr. Leatherby includes $7,237 for taxes paid on his behalf by the Company, $6,318 of medical reimbursement and a $2,000 holiday department store gift card. In 2003, “Other Annual Compensation” for Mr. Leatherby includes $2,774 of medical reimbursement. In 2002, “Other Annual Compensation” for Mr. Leatherby includes $3,528 of medical reimbursement and a $2,500 holiday department store gift card.
(9)	In 2004, “Other Annual Compensation” for Mr. Hankins includes $10,232 for taxes paid on his behalf by the Company, $10,635 of medical reimbursement and a $2,000 holiday department store gift card. In 2003, “Other Annual Compensation” for Mr. Hankins includes $7,406 of medical reimbursement. In 2002, “Other Annual Compensation” for Mr. Hankins includes $6,549 of medical reimbursement and a $2,500 holiday department store gift card.

OPTION GRANTS IN LAST FISCAL YEAR

The following tables show all individual grants of stock options to the named executives during the fiscal year ended October 2, 2004.

	Individual Grants (1)		Exercise or Base Price ($/SH)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees In Fiscal Year			5%	10%
John Tyson	500,000	14.23%	15.96	9/29/14	$5,018,600	$12,718,050
Richard L. Bond	280,000	7.97%	15.96	9/29/14	$2,810,416	$7,122,108
Greg W. Lee	160,000	4.55%	15.96	9/29/14	$1,605,952	$4,069,776
Eugene D. Leman	50,000	1.42%	15.96	9/29/14	$501,860	$1,271,805
Dennis Leatherby	8,000	0.23%	15.96	9/29/14	$80,298	$203,489
Steve Hankins	-0-	-0-	-0-	-0-	-0-	-0-

(1)	These options were granted with respect to the Company’s Class A Common Stock pursuant to the Stock Incentive Plan. The exercise price was the fair market value of the Class A Common Stock on the date of grant. The options were granted for a ten-year period beginning on the date of the grant. The options vest 40% on the date two years after the date of grant and continue to vest at 20% for each subsequent year until all options are vested five years after the date of grant. Options not exercised expire on the expiration date above. These options do not qualify as incentive stock options. Unvested options typically are forfeited upon termination of employment.
(2)	As required by SEC rules and regulations, potential realizable values are based on the assumption that the Class A Common Stock price appreciates at the annual rate shown compounded annually from the date of grant until the end of the ten–year option term and is not intended to forecast appreciation in stock price.

OPTION EXERCISES AND HOLDINGS

The following table sets forth information with respect to the named executives concerning unexercised options held as of the end of the fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-end		Value of Unexercised In-the-Money Options at FY-end(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable

John Tyson	-0-	-0-	255,000	1,920,000	$1,129,187	$7,127,600

Richard L. Bond(2),(3)	31,070	$203,198	380,177	960,000	$3,133,373	$3,191,800

Greg W. Lee	-0-	-0-	185,000	620,000	$518,587	$2,198,050

Eugene D. Leman(2),(3)	104,735	$1,172,819	138,136	92,120	$1,205,075	$254,670

Dennis Leatherby(3)	11,250	$29,025	31,000	33,600	$82,227	$138,668

Steve Hankins(3)	73,150	$294,238	-0-	-0-	-0-	-0-

(1)	Amounts are based upon the market value of $16.45 less the exercise price for all shares underlying unexercised options as of October 2, 2004.
(2)	All option awards for former IBP officers that were originally made with respect to IBP common stock vested in full as of the date of the IBP Merger and have been converted into options relating to the Company’s Class A Common Stock based upon the conversion formula used in the IBP Merger.
(3)	Messrs. Bond, Leman and Leatherby performed cashless exercises, and the amount stated above is the amount realized by the named executive. The shares received on exercise by Mr. Hankins were held by him. For the value realized by Mr. Hankins, the Company has reported the product of the number of shares exercised times the difference between the fair market value of Class A Common Stock on the date of exercise and the option exercise price.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

The following table provides information regarding performance-based “performance shares” of the Company’s Class A Common Stock granted to the named executive officers during the fiscal year ended October 2, 2004, which grants are subject to shareholder approval of Board Proposal No. 2. Each performance share represents the right of the executive to receive up to one share of Class A Common Stock under the Company’s 2000 Stock Incentive Plan upon satisfaction of certain performance criteria. Fifty percent (50%) of the performance shares granted to each executive vest based upon a comparison of the market price of the Company’s Class A Common Stock to a peer group of 12 publicly traded companies determined by the Compensation Committee and the other fifty percent (50%) vests upon achievement by the Company of certain cash flow measures. The right to receive Class A Common Stock under the performance shares is also conditioned upon the executive officer remaining continuously in the employment of the Company from the award date through the measurement date, subject to certain exceptions involving the death, disability or retirement of the executive.

For the performance shares that vest based upon a peer group stock price comparison, thirty-three percent (33%) of such shares vest if the Class A Common Stock outperforms a threshold number of six members of the performance group over the measurement period; sixty-six percent (66%) of such shares vest if the Class A Common Stock outperforms a target number of eight members of the performance group over the measurement period; and all such shares vest if the Class A Common Stock outperforms ten members of the performance group over the measurement period.

For the performance shares that vest based upon a achievement of cash flow measures, 33% of such shares vest if the Company achieves a 8% growth rate in Free Cash Flow over such measurement period; 66% of such shares vest if the Company achieves a 10% growth rate in Free Cash Flow over such measurement period; and all of such shares vest if the Company achieves a 12% growth rate in Free Cash Flow over such measurement period. For the purposes of this performance criteria, Free Cash Flow means the annualized free cash flow of the Company as determined by the outside auditors.

The executives will receive no shares of Class A Common Stock if actual performance as of the measurement date (September 30, 2006) does not meet the relevant threshold performance benchmark.

				Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights (#)	Performances or Other Period Until Maturation or Payout		Threshold (#)	Target (#)	Maximum (#)
John Tyson	176,250	3 Years	(1)	58,162	116,325	176,250
Richard L. Bond	88,392	3 Years	(1)	29,169	58,338	88,392
Greg W. Lee	50,892	3 Years	(1)	16,794	33,588	50,892
Eugene D. Leman	-0-
Dennis Leatherby	-0-
Steven Hankins	-0-

(1)	Each performance share was granted on September 29, 2003, and the measurement date for determining satisfaction of the performance criteria is September 30, 2006, but the performance shares do not vest and become payable until the date that is two business days following the Company’s public announcement of its earnings for the 2006 fiscal year.

SUPPLEMENTAL EXECUTIVE RETIREMENT AND LIFE INSURANCE PREMIUM PLAN

The Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan is a nonqualified deferred compensation plan providing life insurance protection during employment, and a subsequent retirement benefit, to those officers of the Company or any subsidiary or affiliate who are party to a written employment agreement, including the named executive officers in the Summary Compensation Table. As of October 1, 2004, the life insurance portion of the plan provided a death benefit for Messrs. Tyson, Bond, Lee, Leman and Leatherby with a face value of $3.0 million, $5.0 million, $3.0 million, $2.0 million and $1.5 million, respectively. The retirement benefit is a lifetime annuity, and the primary formula for determining such benefit is equal to one percent of a participant’s final average annual compensation multiplied by his or her years of creditable service. The plan also provides for catch-up accruals for certain grandfathered participants and a minimum benefit for each participant. In addition, participants with at least 20 years of vesting service generally receive a tax gross-up based on their minimum benefit amounts. Participants do not vest in their retirement benefits until attaining age 62, although a participant who attains at least age 55 and whose combination of age and years of vesting service equal or exceed 70 vest on any earlier date that the early vesting rule is satisfied. A participant who vests in his or her retirement benefit prior to age 62 may retire early and receive an actuarially reduced benefit.

The following table shows the estimated annual single life annuity payable from the plan upon retirement at age 62, based on the specific compensation and years of service classifications indicated below:

PENSION PLAN TABLE

Average Compensation(1)	Years of Service(2)
	15	20	25	30	35
$ 500,000	$100,000	$125,000	$150,000	$175,000	$200,000
$ 750,000	$150,000	$187,500	$225,000	$262,500	$300,000
$1,000,000	$200,000	$250,000	$300,000	$350,000	$400,000
$1,500,000	$300,000	$375,000	$450,000	$525,000	$600,000
$2,000,000	$400,000	$500,000	$600,000	$700,000	$800,000
$3,000,000	$600,000	$750,000	$900,000	$1,050,000	$1,200,000
$5,000,000	$1,000,000	$1,250,000	$1,500,000	$1,750,000	$2,000,000

(1)	The compensation considered for benefits under the plan includes the cash compensation (salary plus bonus) disclosed in the annual compensation reported in the Summary Compensation Table, except that it is determined on a calendar year basis. The average compensation is the average of the last five complete calendar years’ cash compensation of a participant’s career.
(2)

The amounts shown as estimated benefits above under the “years of service” columns represent annual life annuity amounts based on a participant’s years of service (in completed years and whole months) and average compensation over the last five complete calendar years of employment. Service prior to January 1, 2004 is not counted under the regular benefit formula. As of October 1, 2004, Messrs. Tyson, Bond, Lee, Leman and Leatherby were each credited with 1.75 years of service under the plan. The estimated benefits shown include an assumed enhancement of 5% of final average compensation for which only participants who were contracted officers before January 1, 2002 are eligible. The plan provides a minimum benefit that is designed to provide a participant with an amount that is at least sufficient to pay during retirement the cost of continuing the life insurance coverage provided under the plan during employment. To mitigate the tax impact of that portion of any benefit payments equal to the minimum benefit, if a participant has at least 20 years of continuous employment, an additional benefit is payable equal to 41% of the minimum benefit, regardless of whether a participant receives the regular or minimum benefit. The estimated benefits are not subject to deduction for Social Security payments received by a participant.

Director Compensation

Lloyd V. Hackley, David A. Jones, Jim Kever and Jo Ann R. Smith, directors serving on the Board during all of fiscal 2004 who were not employees or consultants of the Company, received an annual retainer of $30,000 paid in quarterly installments. Albert C. Zapanta, a director that is neither an employee or consultant of the Company elected to the Board effective May 18, 2004, received a pro-rated retainer of $7,500 for 2004. Additionally, the Chairman of the Audit Committee receives an additional $10,000 annual retainer to be paid in quarterly installments and the Chairman of the Governance Committee and the Chairperson of the Compensation Committee each receive an additional $5,000 annual retainer to be paid in quarterly installments. Outside directors were compensated at the rate of $1,000 per day for time spent on board-related activities. For fiscal 2004, payment of the annual retainers and daily rates resulted in total fees for outside directors Lloyd V. Hackley, David A. Jones, Jim Kever, Jo Ann R. Smith and Albert C. Zapanta of $58,000, $52,000, $57,000, $59,000 and $8,500, respectively. Don Tyson, John Tyson, Richard L. Bond, Leland E. Tollett and Barbara A. Tyson, directors who are also employees or consultants of the Company, received $2,500 per regular quarterly meeting of fiscal year 2004. In addition, in December 2003 each person then a director received a $2,000 holiday department store gift card from the Company.

The Board of Directors adopted a Director Compensation Policy in 2002 which provides that directors who are not employees or consultants receive (i) an annual retainer of $30,000; (ii) $1,000 per day for time spent on board-related activities; (iii) annual option grants to purchase 3,000 shares of Class A Common Stock at the time of re-election as a director at the Annual Meeting, such option grants to be at the fair market value of the underlying shares on the date of grant; (iv) a grant of $15,000 of Class A Common Stock at the time of re-election as a director at the Annual Meeting; and (v) the option to defer any portion of their retainer (which would be credited with interest semi-annually) or to take Class A Common Stock in lieu of the cash retainer. The number of shares received would vary according to the market value of the stock on the date payment of the retainer is due.

Employment Contracts

The Company and John Tyson entered into an employment contract effective July 29, 2003, which amended and restated a prior employment contract dated October 1, 2001. This contract currently provides for his active employment through February 12, 2008, and his employment thereunder is automatically extended for successive one-year periods thereafter, unless terminated by either the Company or Mr. Tyson upon proper notice. The base salary under this contract is a minimum of $1,000,000 per annum and Mr. Tyson is eligible to receive (1) a bonus approved by the Compensation Committee, and (2) certain perquisites described in the contract, including but not limited to Company-paid automobile expenses, payment of club dues, personal use of Company aircraft, telecommunication services, personal use of certain Company-owned properties, security services, and estate planning and tax services. Additionally, under this contract, Mr. Tyson was awarded (i) 1,501,994 shares of restricted Class A Common Stock which vests on February 12, 2008, (ii) options to purchase 500,000 shares of Class A Common Stock at an exercise price equal to the market price on the date of the grant, and (iii) subsequent annual option grants of 500,000 shares of the Company’s Class A Common Stock to be awarded on the date that option grants are awarded generally to other employees of the Company (in each case so long as the contract is still in effect). The stock option awards granted to Mr. Tyson under the contract vest forty percent (40%) on the second anniversary of the date of the award and in twenty percent (20%) increments annually thereafter until fully vested. The contract also provides that on the first business day of each of the Company’s 2004, 2005 and 2006 fiscal years, the Company shall award Mr. Tyson performance-based “performance shares” of the Company’s Class A Common Stock having an annual maximum aggregate value of $2,467,500, each award to vest based upon performance criteria established by the Compensation Committee prior to the date of the award. Receipt of the performance shares by Mr. Tyson is contingent upon shareholders approving Board Proposal No. 2. If Mr. Tyson dies while serving as an employee of the Company, his designee(s) shall for twenty (20) years after the date of his death receive an annual payment equal to twenty-five percent (25%) of his base salary at the time of his death. If Mr. Tyson’s employment is terminated prior to the term of the contract by the Company (unless the termination is by the Company for “cause” or as a result of Mr. Tyson’s death or permanent disability) or by Mr. Tyson for “good reason,” then the Company must pay Mr. Tyson an amount equal to the sum of (x) three times his base salary for the fiscal year immediately preceding the year in which the termination occurs plus (y) three times his bonus for the fiscal year immediately preceding the year in which the termination occurs and any unvested restricted stock, performance shares or time-vesting option awards will become 100% vested. Additionally, the contract provides that upon Mr. Tyson’s retirement from active employment with the Company, the Company shall enter into a contract with Mr. Tyson which provides that he will continue to furnish advisory services to the Company for a period of ten years following the date of his retirement and as compensation thereunder receive for the first five (5) years an annual amount equal to 60% of the sum of Mr. Tyson’s base salary at the time of his retirement plus his average annual bonus for the three (3) years prior to retirement and for the next five (5) years an annual amount equal to 30% of the sum of Mr. Tyson’s base salary at the time of his retirement plus his average annual bonus for the three (3) years prior to retirement. The contract provides for a one-year non-compete obligation from Mr. Tyson following the termination of employment with the Company.

The Company and Richard L. Bond entered into an employment contract effective July 29, 2003, which amended and restated a prior employment contract dated September 28, 2001. This contract currently provides for his active employment through February 12, 2008, and his employment thereunder is automatically extended for successive one-year periods thereafter, unless terminated by either the Company or Mr. Bond upon proper notice. The base salary under this contract is a minimum of $970,000 per annum and Mr. Bond is eligible to receive (1) a bonus approved by the Compensation Committee, and (2) certain perquisites described in the contract, including but not limited to Company-paid automobile expenses, payment of club dues, personal use of Company aircraft, telecommunication services, personal use of certain Company-owned properties, and estate planning and tax services. Additionally, under this contract, Mr. Bond was awarded (i) 821,117 shares of restricted Class A Common Stock which vests on February 12, 2008, (ii) options to purchase 280,000 shares of Class A Common Stock at an exercise price equal to the market price on the date of the grant, and (iii) subsequent annual option grants of 280,000 shares of the Company’s Class A Common Stock to be awarded on the date that option grants are awarded generally to other employees of the Company (in each case so long as the contract is still in effect). The stock option awards granted to Mr. Bond under the contract vest forty percent (40%) on the second anniversary of the date of the award and in twenty percent (20%) increments annually thereafter until fully vested. The contract also provides that on the first business day of each of the Company’s 2004, 2005 and 2006 fiscal years, the Company shall award Mr. Bond performance-based “performance shares” of the Company’s Class A Common Stock having an annual maximum aggregate value of $1,237,500, each award to vest based upon performance criteria established by the Compensation Committee prior to the date of the award. Receipt of the performance shares by Mr. Bond is contingent upon shareholders approving Board Proposal No. 2. If Mr. Bond’s employment is terminated prior to the term of the contract by the Company (unless the termination is by the Company for “cause” or as a result of Mr. Bond’s death or permanent disability) or by

Mr. Bond for “good reason,” then the Company must pay Mr. Bond an amount equal to the sum of (x) three times his base salary for the fiscal year immediately preceding the year in which the termination occurs plus (y) three times his bonus for the fiscal year immediately preceding the year in which the termination occurs and any unvested restricted stock, performance shares or time-vesting option awards will become 100% vested. Additionally, the contract provides that upon Mr. Bond’s retirement from active employment with the Company, the Company (i) shall pay Mr. Bond (or his estate or legal representative, if applicable) $2,000,000 (plus accrued interest at the rate of 6.75% per annum from September 28, 2001 until the date of payment) and (ii) shall enter into a contract with Mr. Bond which provides that he will continue to furnish advisory services to the Company for a period of ten years following the date of his retirement and as compensation thereunder receive for the first five (5) years an annual amount equal to 60% of Mr. Bond’s base salary at the time of his retirement, and for the next five (5) years an annual amount equal to 30% of Mr. Bond’s base salary at the time of his retirement. The contract provides for a one-year non-compete obligation from Mr. Bond following the termination of employment with the Company.

The Company and Greg W. Lee entered into an employment contract effective July 29, 2003, which amended and restated a prior employment contract dated October 1, 2001. This contract currently provides for his active employment through February 12, 2008, and his employment thereunder is automatically extended for successive one-year periods thereafter, unless terminated by either the Company or Mr. Lee upon proper notice. The base salary under this contract is a minimum of $700,000 per annum and Mr. Lee is eligible to receive (1) a bonus approved by the Compensation Committee, and (2) certain perquisites described in the contract, including but not limited to Company-paid automobile expenses, payment of club dues, personal use of Company aircraft, telecommunication services, personal use of certain Company-owned properties, and estate planning and tax services. Additionally, under this employment agreement Mr. Lee was awarded (i) 465,638 shares of restricted Class A Common Stock which vests on February 12, 2008, (ii) options to purchase 160,000 shares of Class A Common Stock at an exercise price equal to the market price on the date of the grant, and (iii) subsequent annual option grants of 160,000 shares of the Company’s Class A Common Stock to be awarded on the date that option grants are awarded generally to other employees of the Company (in each case so long as the contract is still in effect). The stock option awards granted to Mr. Lee under the contract vest forty percent (40%) on the second anniversary of the date of the award and in twenty percent (20%) increments annually thereafter until fully vested. The contract also provides that on the first business day of each of the Company’s 2004, 2005 and 2006 fiscal years, the Company shall award Mr. Lee performance-based “performance shares” of the Company’s Class A Common Stock having an annual maximum aggregate value of $712,500, each award to vest based upon performance criteria established by the Compensation Committee prior to the date of the award. Receipt of the performance shares by the Mr. Lee is contingent upon shareholders approving Board Proposal No. 2. If Mr. Lee’s employment is terminated prior to the term of the contract by the Company (unless the termination is by the Company for “cause” or as a result of Mr. Lee’s death or permanent disability) or by Mr. Lee for “good reason,” then the Company must pay Mr. Lee an amount equal to the sum of (x) three times his base salary for the fiscal year immediately preceding the year in which the termination occurs plus (y) three times his bonus for the fiscal year immediately preceding the year in which the termination occurs and any unvested restricted stock, performance shares or time-vesting option awards will become 100% vested. Additionally, the contract provides that upon Mr. Lee’s retirement from active employment with the Company, the Company shall enter into a contract with Mr. Lee which provides that he will continue to furnish advisory services to the Company for a period of ten years following the date of his retirement and as compensation thereunder receive for the first five (5) years an annual amount equal to 60% of Mr. Lee’s base salary at the time of his retirement and for the next five (5) years an annual amount equal to 30% of Mr. Lee’s base salary at the time of his retirement. The contract provides for a one-year non-compete obligation from Mr. Lee following the termination of employment with the Company.

On October 12, 2004, the Company entered into a new employment agreement with Eugene D. Leman, the Company’s Senior Group Vice President, Fresh Meats, which provides for a term of employment through February 1, 2006. The agreement provides that Mr. Leman will perform advisory services to the Company under a separate consulting agreement for a period of one year following the expiration of the term of employment on February 1, 2006 (unless the employment agreement has been terminated earlier). The employment agreement provides for an annual base salary of not less than $560,000, which is subject to increase by the Company. Mr. Leman also may receive awards under the Company’s annual bonus plan in effect during the term of employment, subject to the discretion of senior management of the Company. On February 1, 2006, if the term of employment has not been earlier terminated, Mr. Leman shall be entitled to a lump sum payment equal to one-third of his bonus paid for the 2005 fiscal year. Mr. Leman may also participate in benefit programs generally applicable to officers of the Company. The agreement provides for confidentiality restrictions regarding Company information and a non-competition provision that extends to one year after termination of either Mr. Leman’s employment agreement or his consulting agreement, whichever is later. Mr. Leman has the right to terminate his employment under the agreement upon ninety days’ notice to the Company and the Company has the right to terminate the contract at any time upon written notice subject to the obligation to continue to pay base salary for a period specified in the contract (which in any event does not exceed one year) and subject to provisions relating to the early vesting of stock options and restricted stock upon such termination. Under the consulting agreement, Mr. Leman has agreed to provide advisory services, upon reasonable request of the Company, for up to 750 hours during the one year consulting term, and the Company will pay Mr. Leman $600,000 during the term. The Company will also pay that portion of Mr. Leman’s health insurance premiums which are over and above the health insurance premiums paid by Mr. Leman as of January 31, 2006. The consulting agreement will terminate in the event Mr. Leman accepts employment with anyone determined by the Company to be a competitor.

In addition to the employment contracts described above, the Company has employment contracts with all of its executive officers, including Dennis Leatherby, the Company’s Senior Vice President, Finance and Treasurer and Interim Chief Financial Officer. Each contract has a term of five years and provides for a one-year non-compete obligation from the employee following the termination of employment with the Company. The contracts provide for, among other things, a minimum base salary and participation in Company employee benefit plans including specifically stock options and restricted stock as an incentive to an employee’s long term commitment to the Company. The minimum base salary for Mr. Leatherby is $260,000, which is subject to increase by the Company each year. While the contracts terminate by their terms after five years, (i) the employee has the right to terminate it, subject to the non-compete obligation, upon ninety days notice and (ii) the Company has the right to terminate the contract at any time upon written notice subject to the obligation to continue to pay base salary for a period specified in the contract (which in any event does not exceed one year) and subject to provisions relating to the early vesting of stock options and restricted stock upon such termination.

In July 2004, the Company entered into a separation agreement and general release with Steven Hankins, its then Chief Financial Officer, providing for the termination of Mr. Hankins’ employment relationship with the Company. Pursuant to the agreement, the Company agreed to pay Mr. Hankins’ existing base pay through January 28, 2006, earned but unused vacation and a one-time lump sum payment of $1,209,000, less all legal deductions. In addition, the Company agreed to provide continued health benefits to Mr. Hankins and his dependents for the same period of time. In consideration of the forgoing payments and benefits, and the other terms of the agreement, Mr. Hankins released any claims he may have had as to bonuses, unvested equity compensation awards, other benefits, and all other actual or potential claims that he had or may have against the Company. Under the terms of the agreement, Mr. Hankins agreed to provide the Company such services as may be requested by Company management through January 28, 2006 and is entitled to reimbursement, in accordance with Company policy, for expenses incurred in connection with the performance of such services. Mr. Hankins further agreed to be subject to a number of restrictive covenants as contemplated by his employment agreement, including protections of confidential information and trade secrets of the Company and a non-competition provision that extends one year from the date Mr. Hankins’ employment was terminated.

The Company’s employment agreements with its executive officers provide for the acceleration of vesting of the equity based compensation awards held by such executive officers upon the occurrence of a change of control of the Company (as such term is defined in the Tyson Foods, Inc. 2000 Stock Incentive Plan). However, for the purpose of the acceleration of vesting of equity-based compensation awards, a change of control does not include any event as a result of which one or more of the following persons or entities possess, immediately after such event, over fifty percent of the combined voting power of Company or any successor entity: (a) Don Tyson; (b) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual; or (c) any entity in which one or more individuals or estates described in the preceding clauses (a) and (b) possess over fifty percent of the combined voting power or beneficial interests of such entity. If such a change of control occurs, any stock option, restricted stock, or performance shares that have been previously granted to the executive officer will vest (to the extent not already vested) sixty days after the occurrence of the change of control or upon any earlier date after such change of control on which the executive officer is terminated other than for egregious circumstances.

Advisory Contracts

The Company and Don Tyson, former Senior Chairman of the Board, entered into a contract on October 19, 2001 which provided that Mr. Tyson will furnish advisory services to the Company for a period of ten years following the date of his retirement. In consideration for his advisory services, Mr. Tyson received $800,000 for each year during the term of the contract and 1,000,000 shares of restricted Class A Common Stock which vested on October 10, 2003. The contract also provided for the provision of Mr. Tyson’s travel and entertainment costs, as well as his estimated income tax liability with respect thereto, consistent with past practices, and continuation of health and life insurance benefits. In fiscal 2004, travel and entertainment costs for Mr. Tyson included $124,600 attributable to personal use of Company-owned properties and $92,764 attributable to personal use of Company aircraft, as well as $124,672 for taxes paid on his behalf by the Company. Personal use of Company-owned properties was calculated under rates established by the Board and personal use of Company aircraft was calculated using the Internal Revenue Service’s Standard Industry Fare Level (SIFL) tables.

On July 30, 2004, the Company and Mr. Tyson entered into a new contract which superseded Mr. Tyson’s previous contract discussed above. The new contract provides that Mr. Tyson will continue to furnish up to 20 hours per week of advisory services to the Company for a term expiring on October 19, 2011. In consideration for his advisory services, Mr. Tyson will receive $1,200,000 for each year during the term of the contract. Mr. Tyson is also entitled to health insurance and is eligible to participate in any benefit plan or arrangement, including reimbursement of business related expenses, in each case solely to the extent such benefits are generally made available to employees of the Company. Under the terms of the new contract, Mr. Tyson will also receive the following non-cash compensation: (i) personal use of Company aircraft for himself and/or his designated passengers for up to 150 hours per year, so long as such use does not conflict with Company business and is approved in advance by Company senior management, (ii) reimbursement for costs incurred relating to tax and estate planning advice or services from an entity recommended by the Company, (iii) personal use of Company-owned skyboxes and vacation homes at pre-established daily rates to be paid by Mr. Tyson to the Company as reimbursement for such usage, and (iv) up to 1,500 hours per year of security services (which the Company estimates will cost $40 per hour). Mr. Tyson will be reimbursed for any and all tax liability imposed on him in connection with the provision of the non-cash compensation set forth above. As additional consideration for the benefits he will receive under the agreement, Mr. Tyson is bound to confidentiality restrictions regarding Company information. In the event of Mr. Tyson’s death, the cash consideration described above will continue to be paid for the remaining term of the contract to the surviving of Mr. Tyson’s three children. The contract will terminate if Mr. Tyson accepts employment with any competitor of the Company.

The Company and Leland E. Tollett, who retired as Chairman and Chief Executive Officer in October 1998, entered into a contract which provides that he will furnish advisory services to the Company for a period of up to ten years. In consideration for his advisory services, which began January 1, 1999, Mr. Tollett received $310,000 for the first five years and is currently receiving annual compensation of $125,000 for the last five years of the ten-year term, which began on January 1, 2004. The contract also provides for continued vesting of outstanding stock options and continuation of health benefits. In the event of Mr. Tollett’s death: (i) the above described annual compensation and health benefits will be paid for the remaining term of the contract to his surviving spouse until her death at which time all benefits shall cease and (ii) all unexercised stock options issued to Mr. Tollett will be purchased by the Company based upon the value of such options on the business day immediately succeeding his death. No benefits will be payable under the contract in the event he accepts employment with any competitor of the Company.

The Company and Barbara A. Tyson, who retired as a Vice President effective October 1, 2002, entered into a contract which provides that she will continue to furnish advisory services to the Company for a period of up to ten years following the date of her retirement from employment. In consideration for her advisory services, beginning October 1, 2002, Ms. Tyson will receive annual compensation of $7,200. The contract also provides for continuation of health benefits. In the event of Ms. Tyson’s death, the above described benefits will cease. No benefits will be payable under the contract in the event she accepts employment with any competitor of the Company.

REPORT OF THE COMPENSATION COMMITTEE

During fiscal 2004, the Compensation Committee was comprised of Jo Ann R. Smith, Chairperson, David A. Jones and Lloyd V. Hackley. Effective November 19, 2004, Albert C. Zapanta became a member of the Compensation Committee. All Compensation Committee members satisfy the NYSE definition of independence. The Compensation Committee oversees the administration of the Company’s employee benefit plans and establishes policies relating to compensation of employees. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reviewed by the full Board, except for decisions relating to certain of the Company’s compensation plans which require approval and administration solely by a committee comprised of “outside/disinterested directors,” including administering awards under the Company’s performance-based compensation plans as required by Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

The following is a report submitted by the above-listed present committee members in their capacity as the Compensation Committee of the Board, addressing the Company’s compensation policy as it related to executive officers for fiscal 2004.

Compensation Policy

The goal of the Company’s executive compensation policy is to ensure that an appropriate relationship exists between executive pay, the Company’s financial performance and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company’s executive compensation policies during fiscal 2004 integrated annual base compensation with (i) bonuses based upon a targeted earnings before interest and taxes adjusted for extraordinary items (“Adjusted EBIT”), (ii) equity-based compensation and (iii) incentive and deferred compensation.

Under the targeted Adjusted EBIT approach, performance is measured in large part on achievement of a common corporate goal, while still recognizing division and individual performance. Accordingly, in years in which targeted Adjusted EBIT is achieved or exceeded, executive compensation is higher than in years in which targeted Adjusted EBIT is not achieved. Annual cash compensation, together with the payment of equity-based, incentive and deferred compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. All executive officers, and management in general, are eligible for and do participate in incentive and deferred compensation plans.

In 1993, Congress enacted Section 162(m) which, among other things, provides that compensation paid to certain covered executive officers in excess of $1,000,000 annually does not qualify for deduction by the Company unless such compensation is “performance-based.” Effective fiscal 1995, the Company (with the approval of the shareholders of the Company) adopted the Senior Executive Performance Bonus Plan to comply with the provisions of Section 162(m); however, notwithstanding the Senior Executive Performance Bonus Plan, $105,553, $298,732 and $1,458,080 of John Tyson’s compensation during the 2002, 2003 and 2004 fiscal years, respectively, $100,087 and $1,027,943 of Richard L. Bond’s compensation during the 2003 and 2004 fiscal years, respectively, and $240,960 of Greg W. Lee’s compensation during the 2004 fiscal year are not expected to qualify for deduction. The Compensation Committee has approved and recommended for approval to the Company’s shareholders the Annual Incentive Compensation Plan for Senior Executive Officers which is designed to better allow the Company’s EBIT based bonus structure to comply with the provisions of the Section 162(m).

Fiscal 2004 Compensation

For fiscal 2004, the Company’s executive compensation program consisted of (i) base salary, adjusted from the prior year, (ii) cash bonuses, (iii) matching contributions to incentive and deferred compensation plans, (iv) contributions under the Company’s broad-based Employee Stock Purchase Plan, Retirement Savings Plan and Executive Savings Plan which are fixed as a percentage of employee participant contributions, (v) grants of non-qualified stock options and restricted stock (and in the case of Messrs. Tyson, Bond and Lee, performance stock) under the Tyson Foods, Inc. 2000 Stock Incentive Plan, (vi) the Supplemental Executive Retirement and Life Insurance Premium Plan which is a non-qualified deferred compensation plan providing life insurance protection during employment, and a subsequent retirement benefit, and (vii) certain specific perquisites described in executive’s employment contracts.

Base Salary

Executives’ base salaries are reviewed periodically to determine if such salaries fall within the range of those persons holding comparably responsible positions at other companies. Benchmark surveys are performed by independent compensation consultants to aid in this comparison. Individual salaries are also based upon an evaluation of other factors, such as individual past performance, potential with the Company and level and scope of responsibility. The Compensation Committee believes that the base salaries of the Company’s executive officers as a whole are comparable with the base salaries of other persons similarly situated.

The Company enters into employment agreements with its officers, including executive officers. In addition to standard provisions regarding non-competition, confidentiality and benefits, these agreements provide for a minimum base salary for each executive officer that was determined after consulting independent salary surveys as well as participation in Company employee benefit plans, including specifically stock options and restricted stock (and in some cases, performance shares), as an incentive to an employee’s long-term commitment to the Company. A complete description of these agreements is provided under “Executive Compensation and Other Information-Employment Contracts.”

2004 Cash Bonuses

The Company instituted a new bonus plan in fiscal 2002. The new plan emphasized a “one company” philosophy. All team members work towards the achievement of a common corporate goal. No bonuses are paid unless the Company achieves a threshold Adjusted EBIT amount. The intent during 2002 and in the future was and is to have minimal variance in bonus payments by job grade throughout the divisions of the organization, thus creating a team concept.

In fiscal 2002, a targeted percentage of base salary of executive officers determined the bonus an executive officer was eligible to receive if the Company achieved 100% of a targeted Adjusted EBIT amount, which was based upon a targeted return on invested capital. A bonus pool was created based upon the amount by which actual Adjusted EBIT exceeded the threshold Adjusted EBIT amount. Since the threshold Adjusted EBIT amount was achieved but the targeted Adjusted EBIT amount was not achieved, bonus eligibility in fiscal 2004 was proportionally reduced from the targeted percentage. Once bonus eligibility was determined, the bonus could then be increased or decreased based upon division and individual performance.

In fiscal 2004, individual bonus eligibility for executive officers was determined based upon the bonus paid to such executive officer for the prior year or the average bonus paid to similarly situated officers if a particular executive officer had either been promoted or had not been eligible to receive a bonus in fiscal 2003. A bonus pool is determined based upon the amount by which the threshold Adjusted EBIT amount is exceeded. The threshold Adjusted EBIT amount for fiscal 2004 was exceeded. The bonus pool amount for fiscal 2004 is then compared to the bonus pool amount for 2003 and bonus eligibility was proportionally increased. As a result, executive officers were eligible to receive approximately 180% of their fiscal 2003 bonus (or the average described above), subject to a review of division and individual performance.

Stock-Based Compensation

The Compensation Committee approves long-term compensation in the form of stock-based compensation with a view towards more closely aligning the interests of executives and other managers with the interests of shareholders. The Compensation Committee believes that stock options and other equity-based compensation are an effective incentive for executives and managers to create value for shareholders since the value of such compensation bears a direct relationship to appreciation in the Company’s stock price. The determination of whether to grant stock options or other equity based compensation, whether on an aggregate or individual basis, has previously been delegated to and has been in the discretion of the Compensation Committee. In making such determination, the Compensation Committee reviewed the Company’s performance as determined by the price of its stock, the relation of long-term compensation to cash compensation, the perceived need of providing additional incentives to executives and managers to increase shareholder value, the number and frequency of grants in prior years, individual performance and potential contribution to the Company. Based upon these factors and the recommendation of the Chairman and Chief Executive Officer, the Compensation Committee awarded (1) 315,534 performance shares on September 29, 2003 and (2) 3,514,137 stock options on September 29, 2004, to certain executive officers and managers, all of such awards being under the Tyson Foods, Inc. 2000 Stock Incentive Plan. On September 29, 2004, the Compensation Committee also authorized the awarding of 664,736 performance shares and 3,514,137 shares of restricted stock, to be effective October 4, 2004. The Compensation Committee did not award any other equity incentives during fiscal 2004. These options vest in annual increments beginning on the second anniversary of the date of the award and the shares of restricted stock vest on the fifth anniversary of the grant date. The performance stock vests three years from the date of grant if performance measures—a comparison of (1) actual Company adjusted free cash flow against pre-established adjusted cash flow goals and (2) the Company’s stock price performance against a group of peer companies which consists of the S&P 500 Packaged Foods and Meat Index with the addition of Smithfield Foods, Inc., Pilgrim’s Pride Corporation and Hormel Foods Corp.—are met.

Senior Executive Performance Bonus Plan

Effective fiscal 1995, the Company (with the approval of the shareholders of the Company) adopted the Senior Executive Performance Bonus Plan to comply with the provisions of Section 162(m). The performance-based plan provides that participants thereunder are entitled to receive a pro-rata percentage of a “bonus pool” to be funded up to an annual aggregate maximum amount in any fiscal year equal to 1% of the Company’s pre-tax income (as defined in the plan) for the fiscal year plus 0.5% of the increase in pre-tax income over the previous fiscal year. The Compensation Committee retains full discretion to reduce or eliminate bonus payments otherwise payable under the Senior Executive Performance Bonus Plan. If approved by shareholders, the Annual Incentive Compensation Plan for Senior Executive Officers will replace the Senior Executive Performance Bonus Plan for fiscal 2005.

The only participants under the Senior Executive Performance Bonus Plan during fiscal year 2004 were Messrs. Tyson, Bond, Lee and Leman. Based upon Messrs. Tyson’s, Bond’s, Lee’s and Leman’s pro-rata percentage of the bonus pool, the Compensation Committee has determined that they would have been eligible for a cash bonus in fiscal 2004 of $4,621,025, $1,742,354, $757,545 and $454,527, respectively. The Compensation Committee reviewed the foregoing bonus eligibility and compared it to the amounts which Messrs. Tyson, Bond, Lee and Leman would have been eligible to receive if the Annual Incentive Compensation

Plan for Senior Executive Officers, which has been recommended for approval to shareholders, had been in effect for fiscal 2004. After reviewing the foregoing as well as the significant overall improvement in Adjusted EBIT from fiscal 2003 to fiscal 2004, the Compensation Committee awarded Messrs. Tyson, Bond, Lee and Leman the full amount of bonus each was eligible to receive under the Senior Executive Performance Bonus Plan and awarded additional bonuses such that the total bonus received was $5,411,000, $2,300,000, $1,000,000 and $500,000, respectively.

Annual Incentive Compensation Plan for Senior Executive Officers

Effective fiscal 2005, the Company (subject to the approval of the shareholders of the Company) adopted the Annual Incentive Compensation Plan for Senior Executive Officers to comply with the provisions of Section 162(m). This replaces the Senior Executive Performance Bonus Plan referred to above. The new performance-based plan provides that the Compensation Committee shall, for the new fiscal year, establish performance measures pursuant to which eligibility for an annual incentive bonus can be determined and designate participants in the plan. For fiscal 2005, the Compensation Committee determined that eligible participants in the plan are Messrs. Tyson, Bond, Lee and Leman. Eligibility for individual annual incentive bonuses shall be determined by (1) taking the amount by which Adjusted EBIT exceeds $570,000,000 up to $1,036,000,000 multiplied by the percentage set forth in column (a) below by each participant’s name and (2) adding to that product, if applicable, the amount by which Adjusted EBIT exceeds $1,036,000,000 multiplied by the percentage set forth in column (b) below by each participant’s name:

Participant	Column (a)	Column (b)
John Tyson	1.60%	0.75%
Richard L. Bond	0.75%	0.30%
Greg W. Lee	0.40%	0.125%
Eugene D. Leman	0.20%	0.06%

After the end of fiscal 2005, the Compensation Committee shall meet and determine how much, if any, of the amount of annual incentive bonus eligibility to award to each participant. In no event shall any participant be eligible to receive an annual incentive bonus payment in excess of $10,000,000.

Summary

The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 2004 adequately reflect the Company’s compensation goals and policies.

Jo Ann R. Smith

Lloyd V. Hackley

David A. Jones

Albert C. Zapanta

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are named above under the caption “Report of Compensation Committee.” No member of the Compensation Committee was an officer or employee of the Company during fiscal 2004.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ending October 2, 2004. The Audit Committee also has discussed with the independent auditors for the Company the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee has received the written disclosures and the letter from the independent auditors for the Company required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, as amended and has discussed with the independent auditors that firm’s independence from management and the Company. The Audit Committee has concluded that the provision of all non-audit services rendered by Ernst & Young LLP to the Company for the fiscal years ended October 2, 2004 and September 27, 2003 were compatible with maintaining Ernst & Young LLP’s independence. Based on the review and discussions above, the Audit Committee recommends to the Board that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2004 for filing with the SEC.

The Board has delegated to the Audit Committee the responsibility to, among other things, (i) oversee and monitor the Company’s financial reporting, auditing and accounting process, (ii) be directly responsible for the appointment, compensation and oversight of the Company’s independent auditors, (iii) review and oversee the Company’s internal audit department and (iv) provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditor and the Board. The Audit Committee’s duties and responsibilities are embodied in a written charter, which is evaluated annually. In November 2003, the Audit Committee and the Board approved a new Audit Committee Charter after evaluating the effect on the Audit Committee and its charter of regulations adopted by the SEC pursuant to the Sarbanes-Oxley Act and changes to the NYSE listing standards. No amendments were made to the Audit Committee Charter during fiscal 2004.

Jim Kever, Chairman

David A. Jones

Jo Ann R. Smith

COMPANY PERFORMANCE

The following graph shows a five-year comparison of cumulative total returns for the Company’s Class A Common Stock, the S&P 500 Index and a group of peer companies described below.

COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

(Tyson Foods, S&P 500 Index and Peer Group)

Years Ending

INDEXED RETURNS

Years Ending

Company/Index	Base Period Sep-99	Sep-00	Sep-01	Sep-02	Sep-03	Sep-04
TYSON FOODS INC	100	61.73	62.66	73.63	90.85	104.02
S&P 500 INDEX	100	113.28	83.13	66.10	82.22	93.63
PEER GROUP	100	86.24	105.58	101.16	110.24	129.74

The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Company, the S&P 500 Index and a group of peer companies described below, which is based on the stock price or composite index at the end of fiscal 1999.

The above graph compares the performance of the Company with that of the S&P 500 Index and a group of peer companies which consists of the following companies: Campbell Soup Company, ConAgra Foods, Inc., General Mills, Inc., H.J. Heinz Co., Hershey Foods Corp., Hormel Foods Corp., Kellogg Co., McCormick & Co., Pilgrim’s Pride Corporation, Sara Lee Corp., Smithfield Foods, Inc. and WM. Wrigley Jr. Co. (collectively, the “Peer Group”) with the investment weighted on market capitalization.

CERTAIN TRANSACTIONS

The following list is a summary of transactions during fiscal 2004 between the Company and its executive officers, directors, nominees, principal shareholders and other related parties involving amounts in excess of $60,000. Most of the farm leases are for specialized swine farrowing and rearing facilities. Because of the specialized nature of the Company’s business, certain investors, some of whom are directors and executive officers, agreed to build swine or poultry facilities designed to meet the Company’s particular requirements. These facilities are generally leased for terms not exceeding five years with renewal options in favor of the Company. The Company anticipates that it will continue certain leases under terms of the respective renewal options. All existing related party transactions have been reviewed by the Governance Committee or its predecessor committee to ensure the transactions are fair to the Company. Any new related party transactions will be reviewed by the Governance Committee.

1.    During fiscal 2004, the Company leased certain farms from the following with aggregate lease payments as follows: (i) a partnership of which John Tyson and the Randal W. Tyson Testamentary Trust are the partners, $218,696; (ii) an entity in which the children of Don Tyson, including John Tyson, are owners, $286,596; (iii) the Tyson Children Partnership, in which the children of Don Tyson, including John Tyson are partners, $450,000; (iv) JHT, LLC, of which Don Tyson and the Randal W. Tyson Testamentary Trust are the members and John Tyson is the manager, $30,000; and (v) the Leland E. Tollett Annuity Trust, $10,270.

2.    The Company has an aircraft lease agreement with Tyson Family Aviation, LLC, of which Don Tyson, John Tyson and the Randal W. Tyson Testamentary Trust are members, with aggregate lease payments to Tyson Family Aviation, LLC during fiscal 2004 of $2,043,551.

3.    A subsidiary of the Company, Cobb-Vantress, Inc., leases a breeder hen research and development farm from the Leland E. Tollett Annuity Trust and an entity in which the daughter of Leland Tollett is an owner, with aggregate payments of $676,084 during fiscal 2004.

4.    The Company previously entered into an agreement, which was amended effective October 1, 1997, with entities of which Don Tyson is a principal, with respect to the operation of a wastewater treatment plant which is located adjacent to and services the Company’s chicken processing facility in Nashville, Arkansas, with aggregate payments by the Company of $3,196,523 for fiscal 2004 pursuant to such agreement. Additionally, the Company has entered into an agreement with the Tyson Limited Partnership and another entity in which Don Tyson is a principal, with respect to the operation of a wastewater treatment plant which is located adjacent to and services a processing facility in Springdale, Arkansas, with aggregate payments by the Company of $2,012,542 for fiscal 2004 pursuant to such agreement.

5.    During fiscal 2004, the Company leased office and warehouse space from entities in which the children of Don Tyson, including John Tyson, are partners or owners, with aggregate lease payments of $201,500.

6.    On May 21, 2004, the Company purchased a 7.47 acre parcel of land adjacent to the Company’s Corporate Center for $355,668 (purchase price and closing costs) from JHT, LLC. The land is to be used for construction of facilities that will house expanded product development kitchens, a new pilot production plant, provide space for the consumer insights group and make provisions for team member development activities.

7.    On January 29, 2004, after the Company made its quarterly earnings release on January 26, 2004, the Governance Committee approved the purchase by the Company of 1,028,577 shares of Class A Common Stock from Don Tyson. The stock purchase price was $15.11 per share, the closing price on January 29, 2004.

8.    During fiscal 2004, the Company received payments from Don Tyson totalling $1,516,471 as reimbursement for certain perquisites and personal benefits received during fiscal years 1997 through 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors and executive officers are required to file under the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the SEC.

Based solely on information provided to the Company by individual directors and executive officers, the Company believes that during fiscal 2004, all filing requirements applicable to directors and executive officers have been complied with in a timely manner except as follows: Les Baledge filed one late Form 4 Statement of Change in Beneficial Ownership (“Form 4”) reporting two transactions, Lloyd V. Hackley filed one late Form 4 reporting two transactions, David A. Jones filed two late Form 4s reporting four transactions, Jim Kever filed one late Form 4 reporting two transactions, Dennis Leatherby filed two late Form 4s reporting five transactions, Greg W. Lee filed one late Form 4 reporting two transactions, Eugene D. Leman filed one late Form 4 reporting eight transactions, Jo Ann R. Smith filed one late Form 4 reporting two transactions and John Tyson filed one late Form 4 reporting two transactions.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2006 Annual Meeting of Shareholders (the “2006 Annual Meeting”) must be received by the Company on or before September 1, 2005, in order to be eligible for inclusion in the Company’s proxy statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

Additionally, the Company’s Bylaws provide that for a shareholder proposal to be brought before and considered at an annual meeting by a shareholder proponent (the “Proponent”), such Proponent must provide, deliver or mail notice thereof to the Secretary of the Company at the principal executive office of the Company (and the Secretary must receive such notice) not less than 75 days nor more than 100 days prior to the date of such annual meeting. For such provision to be effective, the Company must have provided notice to shareholders, or otherwise publicly disclose, the date of the annual meeting at least 85 days in advance thereof. If no notice or public disclosure is made by the Company within that time frame, the Proponent’s notice to be timely received must be received not later than the close of business on the tenth day following the day on which notice of the meeting is actually mailed to shareholders or public disclosure of the meeting date is actually made. The actual date of the Company’s 2006 Annual Meeting has not yet been determined. The Company anticipates that public disclosure of the date of the 2006 Annual Meeting will be made in the Company’s Quarterly Report on Form 10-Q for the third quarter of fiscal 2005, which report will be filed with the SEC in August 2005.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone or other similar means of communication. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

ADDITIONAL INFORMATION AVAILABLE

UPON WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL FURNISH A COPY OF THE COMPANY’S 2004 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE WRITTEN REQUEST SHOULD BE SENT TO THE SECRETARY, AT THE COMPANY’S EXECUTIVE OFFICE. THE WRITTEN REQUEST MUST STATE THAT AS OF DECEMBER 10, 2004, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF CAPITAL STOCK OF THE COMPANY. IN ADDITION, THE 2004 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULE THERETO, ARE AVAILABLE ON THE COMPANY’S WEBSITE AT www.tysonfoodsinc.com UNDER “INVESTORS.”

ANNUAL CERTIFICATION

The Company has filed the required certifications under Section 302 of the Sarbanes-Oxley Act of 2002 regarding the quality of the Company’s public disclosures as exhibits to the Annual Report on Form 10-K for the year ended October 2, 2004. On March 1, 2004, the Company submitted to the NYSE a certification of the Chairman and CEO that he was not aware of any violation by the Company of the NYSE corporate governance listing standards as of the date of such certification.

OTHER MATTERS

So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING ARE URGED TO VOTE BY INTERNET, TELEPHONE OR BY MAIL. TO VOTE BY MAIL, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors

R. Read Hudson

Secretary

December 30, 2004

APPENDIX A

TYSON FOODS, INC.

ANNUAL INCENTIVE COMPENSATION PLAN

FOR

SENIOR EXECUTIVE OFFICERS

I. INTRODUCTION

1.1.  Purpose.  The purpose of this Plan is to recruit and retain highly qualified senior executive officers, to provide incentives to such individuals to attain the goals of Tyson Foods, Inc. (the “Company”) and its Affiliates (as defined below) and to provide such employees with incentive compensation based on the performance of the Company in order to enhance shareholder value. The Plan is designed to ensure that the bonuses paid hereunder to eligible participants, is deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

1.2.  Description.  This Plan is the means by which the Committee (as defined below) shall determine annual incentive bonuses and effect and implement awards for participating employees hereunder.

II. DEFINITIONS

As used in this Plan, the following terms shall have the following meanings:

“Affiliate” means (a) an entity that directly or through one or more intermediaries is controlled by the Company, and (b) any entity in which the Company has a significant equity interest, as determined by the Company.

“Annual Incentive Bonus” means a bonus payable with respect to a fiscal year of the Company determined in accordance with Article 5 hereof.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, which shall consist of two or more members of the Board of Directors of the Company, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code.

“Participant” means a senior executive officer of the Company or any Affiliate meeting the requirements of Article 4 hereof, who is selected to participate in the Plan by the Committee.

“Performance Measures” means the goals established by the Committee under an objective formula or standard pursuant to the Plan. Such goals shall be measured using one or any combination of the following criteria:

(1)  earnings per share and/or growth in earnings per share in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

(2)  operating cash flow and/or growth in operating cash flow in relation to target objectives;

(3)  cash available in relation to target objectives;

(4)  net income and/or growth in net income in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

(5)  revenue and/or growth in revenue in relation to target objectives;

(6)  total shareholder return (measured as the total of the appreciation of, and dividends declared on, the Stock) in relation to target objectives;

(7)  return on invested capital in relation to target objectives;

(8)  return on shareholder equity in relation to target objectives;

(9)  return on assets in relation to target objectives;

(10)  return on common book equity in relation to target objectives;

(11)  operating income in relation to target objectives;

(12)  EBIT, EBITDA or EBITDAR or any adjusted version thereof in relation to target objectives;

(13)  Company stock price performance as compared against a peer group of companies selected by the Committee; or

(14)  any combination of the foregoing.

The Performance Measures (a) shall be established by the Committee no later than the end of the first quarter of the applicable period (or such other time designated by the Internal Revenue Service) and (b) shall satisfy all other applicable requirements imposed under Treasury Regulations promulgated under Section 162(m) of the Code.

“Plan” means the Tyson Foods, Inc. Annual Incentive Compensation Plan for Senior Executive Officers, as in effect and as amended from time to time.

III. ADMINISTRATION

The administration and operation of the Plan shall be supervised by the Committee with respect to all matters. The Committee may delegate responsibility for the day-to-day administration and operation of the Plan to such employees of the Company as it shall designate from time-to-time. The Committee shall interpret and construe any and all provisions of the Plan and any determination made by the Committee under the Plan shall be final and conclusive. Neither the Board nor the Committee, nor any member of the Board, nor any employee of the Company shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan (other than acts of willful misconduct) and the members of the Board and the Committee and the employees of the Company shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted at law in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan. The Plan shall be interpreted in view of the intention that any grant of compensation pursuant to the Plan is intended to qualify as performance-based compensation with the meaning of Code Section 162(m) and the regulations and interpretations promulgated thereunder.

IV. PARTICIPATION

Each employee of the Company or any Affiliate holding a position of Chairman, Chief Executive Officer, President, Chief Operating Officer, Chief Administrative Officer, Chief Financial Officer, or any level of Vice President (or equivalent position at a non-corporate Affiliate) shall be eligible to be a Participant selected by the Committee to receive awards under the Plan.

V. ANNUAL INCENTIVE BONUS

5.1.  Establishment of Performance Goals.  Within the first ninety (90) days of each fiscal year of the Company, the Committee shall select the Participants eligible to receive an Annual Incentive Bonus under this Plan and establish the Performance Measures and procedure for calculating the amount of the Annual Incentive Bonus for each Participant. In no event shall the amount of the Annual Incentive Bonus payable to any Participant attributable to a fiscal year exceed $10,000,000.

5.2.  Determination of Achievement of Performance Measures.  The Committee shall certify the level of achievement of the Performance Measures and the maximum Annual Incentive Bonus payable to each Participant as soon as practical after the end of the fiscal year for which the determination is being made. Thereafter, and prior to payment of the Annual Incentive Bonus, the Committee shall determine, based upon overall Company performance, changes in the Company’s structure or operations, and the Participant’s individual performance, whether the maximum Annual Incentive Bonus for each Participant shall be adjusted downward from the amount calculated pursuant to Section 5.1 above; provided, however, that any downward adjustment with respect to one or more Participants shall not serve to increase the eligibility for Annual Incentive Bonus for other Participants.

5.3.  Payment of Annual Incentive Bonus.

(a)  Unless a Participant’s employment contract with the Company specifies otherwise, as soon as practical after the expiration of each fiscal year of the Company Participants who remained employed on the day bonuses are paid by the Company shall be entitled to receive the Annual Incentive Bonus determined in accordance with this Article 5. Unless a Participant’s employment contract with the Company specifies otherwise, a Participant who during the year died or became disabled, as determined by the Committee in its sole discretion, shall be entitled to a prorated Annual Incentive Bonus based on the number of months and partial months elapsed during such fiscal year. Payment of Annual Incentive Bonuses may be made in cash or in Company Class A common stock, at the discretion of the Company.

(b)  To the extent permitted by other benefit plans of the Company, Participants may defer the receipt of all or a portion of their Annual Incentive Bonus otherwise payable under Subsection (a) of this Section.

(c)  Before any Annual Incentive Bonus is paid to any Participant, the Committee shall certify in writing that the applicable Performance Measures were in fact satisfied.

5.4.  Participants Rights Unsecured.  The right of any Participant to receive Annual Incentive Bonus under the Plan shall constitute an unsecured claim against the general assets of the Company.

5.5  Withholding Taxes.  The Company shall have the right to deduct from each bonus payment any federal, state and local taxes required by such laws to be withheld with respect to the payment.

5.6  No Other Bonus Awards.  Participants shall not be eligible to participate in any other annual bonus program maintained by the Company for those fiscal years during which the Plan continues to be maintained.

VI. GENERAL PROVISIONS

6.1.  Amendment and Termination.  The Committee may at any time amend, suspend, discontinue or terminate the Plan. No Annual Incentive Bonus shall be paid for any fiscal year if the Plan is terminated prior to the last day of such fiscal year. All determinations concerning the interpretation and application of this Section 6.1 shall be made by the Committee.

6.2.  Designation of Beneficiary.  Each Participant who defers receipt of all or a portion of any Annual Incentive Bonus under the Plan may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments to be made following the Participant’s death. Such designation may be changed or cancelled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant’s spouse or, if no such spouse shall survive the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be made in equal shares, unless the Participant has designated otherwise.

6.3  Adjustment of Performance Measures.  The Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting, but only to the extent such adjustment would not cause any portion of the award, upon payment, to be nondeductible pursuant to Section 162(m) of the Code.

6.4.  Miscellaneous.

(a)  No Right of Continued Employment.  Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries or Affiliates.

(b)  No Limitation on Corporate Actions.  Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any awards made under the Plan. No employee, Participant or other person shall have any claim against the Company or any of its subsidiaries or Affiliates as a result of any such action.

(c)  Nonalienation of Benefits.  Except as expressly provided herein, no Participant or his beneficiaries shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the Plan. The Company’s obligations under this Plan are not assignable or transferable except to a corporation that acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and his beneficiaries, heirs, executors, administrators or successors in interest.

(d)  Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(e)  Stockholder Approval.  The Plan shall be submitted to the stockholders of the Company for their approval before any payments of compensation are made to any Participant. If such approval is not obtained, the Plan shall be deemed null and void and no compensation shall be payable to Participants under the Plan.

(f)  Governing Law.  The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws.

(g)  Effective Date.  The Plan shall be effective beginning with the Company’s 2005 fiscal year.

(h)  Headings.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

TYSON FOODS, INC.

Dated:	By:

Title:

APPENDIX B

TYSON FOODS, INC.

2000 STOCK INCENTIVE PLAN

(As Amended and Restated Effective November 19, 2004)

SECTION 1—DEFINITIONS

1.1 Definitions. Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a) “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting of the Option, each of the corporations (other than the Company) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, or (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(b) “Board of Directors” means the board of directors of the Company.

(c) “Change in Control” means any one of the following events which may occur after the date hereof:

(1) the acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Section, the following shall not be deemed to result in a Change in Control, (i) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company, in which case any such subsequent acquisition shall be deemed to be a Change in Control; or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(2) a merger, consolidation, share exchange, combination, reorganization or like transaction involving the Company in which the stockholders of the Company immediately prior to such transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company or its successor immediately after such transaction;

(3) the sale or transfer (other than as security for the Company’s obligations) of more than fifty percent (50%) of the assets of the Company in any one transaction or a series of related transactions occurring within a one (1) year period in which the Company, any corporation controlled by the Company or the stockholders of the Company immediately prior to the transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquiror immediately after the transaction;

(4) the sale or transfer of more than fifty percent (50%) of the value or voting power of the issued and outstanding capital stock of the Company by the holders thereof in any one transaction or a series of related transactions occurring within a one (1) year period in which the Company, any corporation controlled by the Company or the stockholders of the Company immediately prior to the transaction do not own at least fifty percent (50%) of the value or voting power of the issued and outstanding equity securities of the acquiror immediately after the transaction;

(5) within any twelve-month period the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors; provided that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) relating to the election of directors of the Company shall be deemed to be an Incumbent Director; or

(6) the dissolution or liquidation of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the committee appointed by the Board of Directors to administer the Plan. The Board of Directors shall consider the advisability of whether the members of the Committee shall consist solely of at least two members of the Board of Directors who are both “outside directors” as defined in Treas. Reg. § 1.162-27(e) as promulgated by the Internal Revenue Service and “non-employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act.

(f) “Company” means Tyson Foods, Inc., a Delaware corporation.

(g) “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an incentive stock option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates.

(h) “Dividend Equivalent Rights” means certain rights to receive cash payments as described in Section 3.5.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(j) “Fair Market Value” with regard to a date means the closing price at which Stock shall have been sold on that date or the last trading date prior to that date as reported by the New York Stock Exchange and published in The Wall Street Journal.

(k) “Incentive Stock Option” means an incentive stock option contemplated by the provisions of Code Section 422 or any successor thereto.

(l) “Nonqualified Stock Option” means an option that is not designated as, or otherwise intended to be, an Incentive Stock Option.

(m) “Option” means a Nonqualified Stock Option or an Incentive Stock Option.

(n) “Over 10% Owner” means an individual who at the time an Incentive Stock Option is granted owns Company stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

(o) “Participant” means an individual who receives a Stock Incentive hereunder.

(p) “Performance Goals” means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to a Stock Incentive granted to a Participant under the Plan. Performance Goals may be described in terms of Company-wide objectives or in terms of objectives that are related to performance of the division, Affiliate, department or function within the Company or an Affiliate in which the Participant receiving the Stock Incentive is employed or on which the Participant’s efforts have the most influence. The achievement of the Performance Goals established by the Committee for any Performance Period will be determined without regard to the effect on such Performance Goals of any acquisition or disposition by the Company of a trade or business, or of substantially all of the assets of a trade or business, during the Performance Period and without regard to any change in accounting standards by the Financial Accounting Standards Board or any successor entity. The Performance Goals established by the Committee for any Performance Period under the Plan will consist of one or more of the following:

(1) earnings per share and/or growth in earnings per share in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

(2) operating cash flow and/or growth in operating cash flow in relation to target objectives;

(3) cash available in relation to target objectives;

(4) net income and/or growth in net income in relation to target objectives, excluding the effect of extraordinary or nonrecurring items;

(5) revenue and/or growth in revenue in relation to target objectives;

(6) total shareholder return (measured as the total of the appreciation of, and dividends declared on, the Stock) in relation to target objectives;

(7) return on invested capital in relation to target objectives;

(8) return on shareholder equity in relation to target objectives;

(9) return on assets in relation to target objectives;

(10) return on common book equity in relation to target objectives;

(11) operating income in relation to target objectives;

(12) EBIT, EBITDA or EBITDAR in relation to target objectives; or

(13) Company stock price performance as compared against a peer group of companies selected by the Committee; or

(14) any combination of the foregoing.

If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, the Performance Goals are no longer suitable, the Committee may in its discretion modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, with respect to a period as the Committee deems appropriate and equitable, except where such action would result in the loss of the otherwise available exemption of the Stock Incentive under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Performance Goals or minimum acceptable level of achievement.

(q) “Performance Period” means, with respect to a Stock Incentive, a period of time within which the Performance Goals relating to such Stock Incentive are to be measured. The Performance Period will be established by the Committee at the time the Stock Incentive is granted.

(r) “Performance Unit Award” refers to a performance unit award as described in Section 3.6.

(s) “Phantom Shares” refers to the rights described in Section 3.7.

(t) “Plan” means the Tyson Foods, Inc. 2000 Stock Incentive Plan.

(u) “Stock” means the Company’s Class A $.10 par value common stock.

(v) “Stock Appreciation Right” means a stock appreciation right described in Section 3.3.

(w) “Stock Award” means a stock award described in Section 3.4.

(x) “Stock Incentive Agreement” means an agreement between the Company and a Participant or other documentation evidencing an award of a Stock Incentive.

(y) “Stock Incentive Program” means a written program established by the Committee, pursuant to which Stock Incentives are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

(z) “Stock Incentives” means, collectively, Dividend Equivalent Rights, Options, Performance Unit Awards, Phantom Shares, Stock Appreciation Rights and Stock Awards.

(aa) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, with respect to incentive stock options, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(bb) “Termination of Employment” means the termination of the employee-employer relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment.

SECTION 2—THE STOCK INCENTIVE PLAN

2.1 Purpose of the Plan. The Plan is intended to (a) provide incentive to officers, employees, directors, consultants and other service providers of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by officers, employees, directors, consultants and other service providers by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining such key personnel.

2.2 Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, 40,660,000 shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance pursuant to Stock Incentives. At no time may the Company have outstanding under the Plan Stock Incentives shares of Stock issued in respect of Stock Incentives under the Plan in excess of the Maximum Plan Shares. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for purposes of the Plan.

2.3 Administration of the Plan. The Plan is administered by the Committee. The Committee has full authority in its discretion to determine the officers, employees, directors, consultants and service providers of the Company or its Affiliates to whom Stock Incentives will be granted and the terms and provisions of Stock Incentives, subject to the Plan. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Incentive Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Committee’s decisions are final and binding on all Participants.

2.4 Eligibility and Limits. Stock Incentives may be granted only to officers, employees, directors, consultants and other service providers of the Company, or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Subsidiary. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as at the date an Incentive Stock Option is granted) of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Nonqualified Stock Option(s).

SECTION 3—TERMS OF STOCK INCENTIVES

3.1 Terms and Conditions of All Stock Incentives.

(a) The number of shares of Stock as to which a Stock Incentive may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits on Options, Stock Appreciation Rights and other Stock Incentives as described in the following sentence. To the extent required under Section 162(m) of the Code and the regulations thereunder for compensation to be treated as qualified performance-based compensation, the maximum number of shares of Stock with respect to which (1) Options, (2) Stock Appreciation Rights and (3) other Stock Incentives (to the extent they are granted with the intent that they qualify as performance-based compensation under Section 162(m) of the Code) may be granted during any calendar year to any employee may not exceed 1,000,000, subject to adjustment in accordance with Section 5.2. In applying this limitation, if an Option or Stock Appreciation Right, or any portion thereof, granted to an employee is cancelled or repriced for any reason, then the shares of Stock attributable to such cancellation or repricing either shall continue to be counted as an outstanding grant or shall be counted as a new grant of shares of Stock, as the case may be, against the affected employee’s 1,000,000 share limit for the appropriate calendar year.

(b) Each Stock Incentive will either be evidenced by a Stock Incentive Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals that must be achieved as a condition to vesting or payment of the Stock Incentive, or be made subject to the terms of a Stock Incentive Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals that must be achieved as a condition to vesting or payment of the Stock Incentive. Each Stock Incentive Agreement or Stock Incentive Program is subject to the terms of the Plan and any provisions contained in the Stock Incentive Agreement or Stock Incentive Program that are inconsistent with the Plan are null and void.

(c) The date a Stock Incentive is granted will be the date on which the Committee has approved the terms and conditions of the Stock Incentive and has determined the recipient of the Stock Incentive and the number of shares covered by the Stock Incentive, and has taken all such other actions necessary to complete the grant of the Stock Incentive.

(d) Any Stock Incentive may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Incentive. Exercise or vesting of a Stock Incentive granted in connection with another Stock Incentive may result in a pro rata surrender or cancellation of any related Stock Incentive, as specified in the applicable Stock Incentive Agreement or Stock Incentive Program.

(e) Unless otherwise permitted by the Committee, Stock Incentives are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable, during the Participant’s lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant’s estate or if no legal representative has been appointed, by the successor in interest determined under the Participant’s will. Notwithstanding the foregoing, the Committee shall not permit Incentive Stock Options to be transferred or assigned beyond the limitations set forth in this Section 3.1(e).

3.2 Terms and Conditions of Options. Each Option granted under the Plan must be evidenced by a Stock Incentive Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Nonqualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options may only be granted to employees of the Company or any Subsidiary. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s stockholders.

(a) Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the “Exercise Price”) per share of Stock purchasable under any Option must be as set forth in the applicable Stock Incentive Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted with respect to an Incentive Stock Option. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value on the date the Option is granted.

(b) Option Term. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Nonqualified Stock Option must be as specified in the applicable Stock Incentive Agreement.

(c) Payment. Payment for all shares of Stock purchased pursuant to the exercise of an Option will be made in any form or manner authorized by the Committee in the Stock Incentive Agreement or by amendment thereto, including, but not limited to, cash or, if the Stock Incentive Agreement provides:

(1) by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery;

(2) in a cashless exercise through a broker; or

(3) by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price.

In its discretion, the Committee also may authorize (at the time an Option is granted or thereafter) Company financing to assist the Participant as to payment of the Exercise Price on such terms as may be offered by the Committee in its discretion. Payment must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an option until full payment has been made by the Participant. The holder of an Option, as such, has none of the rights of a stockholder.

(d) Conditions to the Exercise of an Option. Each Option granted under the Plan is exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Incentive Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Stock Incentive Agreement to the contrary.

(e) Termination of Incentive Stock Option. With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year will be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Nonqualified Stock Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection (e), Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(f) Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

3.3 Terms and Conditions of Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan must be evidenced by a Stock Incentive Agreement. A Stock Appreciation Right entitles the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price which, in the case of a Stock Appreciation Right granted in connection with an Option, may not be less than the Exercise Price for that number of shares subject to that Option. A Stock Appreciation Right granted in connection with a Stock Incentive may only be exercised to the extent that the related Stock Incentive has not been exercised, paid or otherwise settled.

(a) Settlement. Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Exercise. Each Stock Appreciation Right granted under the Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Incentive Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

3.4 Terms and Conditions of Stock Awards. The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, will be as the Committee determines, including, without limitation, Performance Goals that must be achieved as a condition to vesting of the Stock Award and the certificate for such shares will bear evidence of any restrictions or conditions. Subsequent to the date of the grant of the Stock Award, the Committee has the power to permit, in its discretion, an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a Participant. The Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock Award without the requirement of a cash payment.

3.5 Terms and Conditions of Dividend Equivalent Rights. A Dividend Equivalent Right entitles the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Stock to Company stockholders of record during the period such rights are effective. The Committee may impose such restrictions and conditions on any Dividend Equivalent Right as the Committee in its discretion shall determine, including the date any such right shall terminate and may reserve the right to terminate, amend or suspend any such right at any time.

(a) Payment. Payment in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Dividend Equivalent Right granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Dividend Equivalent Right, the Committee, at any time before complete termination of such Dividend Equivalent Right, may accelerate the time or times at which such Dividend Equivalent Right may be paid in whole or in part.

3.6 Terms and Conditions of Performance Unit Awards. A Performance Unit Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee. At the time of the grant, the Committee must determine the base value of each unit, the number of units subject to a Performance Unit Award, and the Performance Goals applicable to the determination of the ultimate payment value of the Performance Unit Award. The Committee may provide for an alternate base value for each unit under certain specified conditions.

(a) Payment. Payment in respect of Performance Unit Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Performance Unit Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Performance Unit Award, the Committee, at any time before complete termination of such Performance Unit Award, may accelerate the time or times at which such Performance Unit Award may be paid in whole or in part.

3.7 Terms and Conditions of Phantom Shares. Phantom Shares shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee will determine the factors which will govern the portion of the rights so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment. Phantom Share awards containing performance criteria may be designated as Performance Unit Awards.

(a) Payment. Payment in respect of Phantom Shares may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Phantom Share granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Phantom Share, the Committee, at any time before complete termination of such Phantom Share, may accelerate the time or times at which such Phantom Share may be paid in whole or in part.

3.8 Treatment of Awards Upon Termination of Employment. Except as otherwise provided by Plan Section 3.2(e), any award under this Plan to a Participant who has experienced a Termination of Employment may be cancelled, accelerated, paid or continued, as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine. The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Termination of Employment or such other factors as the Committee determines are relevant to its decision to continue the award.

SECTION 4—RESTRICTIONS ON STOCK

4.1 Escrow of Shares. Any certificates representing the shares of Stock issued under the Plan will be issued in the Participant’s name, but, if the applicable Stock Incentive Agreement or Stock Incentive Program so provides, the shares of Stock will be held by a custodian designated by the Committee (the “Custodian”). Each applicable Stock Incentive Agreement or Stock Incentive Program providing for transfer of shares of Stock to the Custodian must appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Stock Incentive Agreement or Stock Incentive Program. During the period that the Custodian holds the shares subject to this Section, the Participant is entitled to all rights, except as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian must as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

4.2 Restrictions on Transfer. The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program, and the shares so transferred will continue to be bound by the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program.

SECTION 5—GENERAL PROVISIONS

5.1 Withholding. The Company must deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Award. A Participant may pay the withholding tax in cash, or, if the applicable Stock Incentive Agreement or Stock Incentive Program provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or with respect to a Stock Award, tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the Tax Date (defined below), is sufficient to satisfy federal, state and local, if any, withholding taxes arising from exercise or payment of a Stock Incentive (a “Withholding Election”). A Participant may make a Withholding Election only if both of the following conditions are met:

(a) The Withholding Election must be made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Committee; and

(b) Any Withholding Election made will be irrevocable except on six months advance written notice delivered to the Company; however, the Committee may in its sole discretion disapprove and give no effect to the Withholding Election.

5.2 Changes in Capitalization; Merger; Liquidation.

(a) The number of shares of Stock reserved for the grant of Options, Dividend Equivalent Rights, Performance Unit Awards, Phantom Shares, Stock Appreciation Rights and Stock Awards; the number of shares of Stock reserved for issuance upon the exercise or payment, as applicable, of each outstanding Option, Dividend Equivalent Right, Performance Unit Award, Phantom Share and Stock Appreciation Right and upon vesting or grant, as applicable, of each Stock Award; the Exercise Price of each outstanding Option and the specified number of shares of Stock to which each outstanding Dividend Equivalent Right, Performance Unit Award, Phantom Share and Stock Appreciation Right pertains may be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

(b) In the event of any merger, consolidation, extraordinary dividend (including a spin-off), reorganization or other change in the corporate structure of the Company or its Stock or tender offer for shares of Stock, the Committee, in its sole discretion, may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate to reflect or in anticipation of such merger, consolidation, extraordinary dividend (including a spin-off), reorganization, other change in corporate structure or tender offer, including, without limitation, the substitution of new awards, the termination or adjustment of outstanding awards, the acceleration of awards or the removal of restrictions on outstanding awards, all as may be provided in the applicable Stock Incentive Agreement or, if not expressly addressed therein, as the Committee subsequently may determine in the event of any such merger, consolidation, extraordinary dividend (including a spin-off), reorganization or other change in the corporate structure of the Company or its Stock or tender offer for shares of Stock. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Stock Incentive.

(c) The existence of the Plan and the Stock Incentives granted pursuant to the Plan must not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

5.3 Cash Awards. The Committee may, at any time and in its discretion, grant to any holder of a Stock Incentive the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the federal, state and local income taxes imposed upon such person as a consequence of the receipt of the Stock Incentive or the exercise of rights thereunder.

5.4 Compliance with Code. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder must be construed in such manner as to effectuate that intent.

5.5 Right to Terminate Employment or Service Relationship. Nothing in the Plan or in any Stock Incentive Agreement confers upon any Participant the right to continue as an officer, employee, director or service provider of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant’s employment or service relationship at any time.

5.6 Non-alienation of Benefits. Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.7 Restrictions on Delivery and Sale of Shares; Legends. Each Stock Incentive is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Stock Incentives then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to a Stock Incentive, that the Participant or other recipient of a Stock Incentive represent, in writing, that the shares received pursuant to the Stock Incentive are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to a Stock Incentive such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

5.8 Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Stock Incentive so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

5.9 Termination and Amendment of the Plan. The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No such termination or amendment without the consent of the holder of a Stock Incentive may adversely affect the rights of the Participant under such Stock Incentive.

5.10 Stockholder Approval. The Plan must be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Stock Incentive granted hereunder will be void.

5.11 Choice of Law. The laws of the State of Delaware govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

IN WITNESS WHEREOF, the Company has executed this Plan on this 19th day of November, 2004.

TYSON FOODS, INC.

By:

Title:

ADMISSION TICKET

Tyson Foods, Inc.

Annual Meeting of Shareholders

10:00 a.m. Friday, February 4, 2005

Walton Arts Center

495 W. Dickson St., Fayetteville, Arkansas

This ticket is required for you and a guest to attend.

To help ensure the security of those attending the meeting, all bags, purses and briefcases are subject to inspection. To speed the process, please bring only the essentials. Camcorder and video taping equipment are not allowed.

FOLD AND DETACH HERE

P R O X Y

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS, FEBRUARY 4, 2005

The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s) Don Tyson and Leland E. Tollett, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed below, at the Annual Meeting of Shareholders to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on February 4, 2005, at 10:00 a.m. local time, and at any adjournments or postponements thereof, for the transaction of the business listed on the reverse side:

IMPORTANT–PLEASE SIGN AND DATE ON BACK OF CARD.

RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE;

NO POSTAGE NECESSARY.

	HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

SEE REVERSE SIDE	(Continued and to be dated and signed on reverse side.)	SEE REVERSE SIDE

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8935

EDISON, NJ 08818-8935

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed

24-hours a day, seven days a week until the day prior to the meeting.

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
1. Log on to the Internet and go to http://www.tysonfoodsinc.com/IR		1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

FOLD AND DETACH HERE

☒	Please mark votes as in this example.	#TFI

Your shares will be voted as recommended by the Board of Directors unless you otherwise indicate in which case they will be voted as marked.

The Board recommends a vote FOR Items 1, 2, 3 and 4.

1. To elect ten members to the Board of Directors. Nominees: 01-Don Tyson, 02-John Tyson, 03-Leland E. Tollett, 04-Barbara A. Tyson, 05-Lloyd V. Hackley, 06-Jim Kever, 07-David A. Jones, 08-Richard L. Bond, 09-Jo Ann R. Smith, 10-Albert C. Zapanta

							FOR	AGAINST	ABSTAIN
	FOR all nominees	☐	☐	WITHHELD from all nominees	2.	To approve an Annual Incentive Compensation Plan for Senior Executive Officers.	☐	☐	☐

☐					3.	To approve the amendment and restatement of the Tyson Foods, Inc. 2000 Stock Incentive Plan such that the grant of stock incentives can qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.	☐	☐	☐
For all nominees except as noted above

					4.	To ratify the selection of Ernst & Young LLP, registered public accounting firm, as the Company’s independent auditor for the fiscal year ending October 1, 2005.	☐	☐	☐

The Board recommends a vote AGAINST Items 5 and 6.

							FOR	AGAINST	ABSTAIN
					5.	To consider and act upon a shareholder proposal regarding the reporting of political contributions.	☐	☐	☐

					6.	To consider and act upon a shareholder proposal regarding a sustainability report examining environmental impacts of both Company-owned and contract farms.	☐	☐	☐

					7.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

					MARK BOX AT RIGHT IF AN ADDRESS CHANGE OR COMMENT HAS BEEN NOTED ON THE REVERSE SIDE OF THIS CARD.				☐
					ANNUAL MEETING–MARK HERE IF YOU PLAN TO ATTEND THE MEETING				☐
Please sign, date and return this proxy as soon as possible.

Signature	Date:	Signature	Date:

(The signature(s) should be exactly as the name appears at left. If stock is in the name of (i) two or more persons, each should sign; (ii) a corporation, the president or other authorized officer should sign; (iii) a partnership, an authorized person should sign in the partnership name. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary should state their full title.)